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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Filed Pursuant to Rule 424(b)(4)
Registration File No. 333-205140

           Subject to Completion. Dated June 22, 2015.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 22, 2015)

          24,520,000 Shares

NRG Yield, Inc.

Class C Common Stock

          NRG Yield, Inc. is offering 24,520,000 shares of our Class C common stock to be sold in this offering.

          The Class C common stock is listed on the NYSE under the symbol "NYLD." The last reported sale price on the NYSE of the Class C common stock on June 19, 2015 was $24.47 per share.

          See "Risk Factors" beginning on page S-19 to read about factors you should consider before buying shares of the Class C common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to NRG Yield, Inc.(1)	$	$

(1)
We refer you to "Underwriting" beginning on page S-36 of this prospectus supplement for additional information regarding underwriter compensation and expenses of the offering.

          To the extent that the underwriters sell more than 24,520,000 shares of Class C common stock, the underwriters have the option to purchase up to an additional 3,678,000 shares from NRG Yield, Inc. at the initial price to public less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on June        , 2015.

Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup

Credit Suisse	J.P. Morgan	Morgan Stanley	RBC Capital Markets

Barclays	Deutsche Bank Securities	KeyBanc Capital Markets	MUFG

Prospectus supplement dated                          , 2015

PROSPECTUS SUPPLEMENT

S-i

Notice to Investors

          Several of our subsidiaries are "public utilities" (as defined in the Federal Power Act ("FPA")) subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission ("FERC") because they own or operate FERC-jurisdictional facilities, including certain generation interconnection facilities and various "paper" facilities, such as wholesale power sales contracts and market-based rate tariffs. The FPA requires us either to obtain prior authorization from FERC prior to the transfer of an amount of our Class A common stock or Class C common stock sufficient to convey direct or indirect "control" over any of our public utility subsidiaries or to qualify for a blanket authorization granted under FERC's regulations for certain types of transfers generally deemed by FERC not to convey direct or indirect "control." We intend to conduct this offering in a manner consistent with FERC's guidance on "control" and the requirements for blanket authorizations granted under FERC's regulations. Additionally, our second amended and restated certificate of incorporation prohibits any person and any of its associate or affiliate companies in the aggregate, "public utility" (as defined in the FPA), or "holding company" (as defined in the Public Utility Holding Company Act of 2005 ("PUHCA")) from acquiring, through this offering or in subsequent purchases other than secondary market transactions (as discussed under "Business — Regulatory Matters — FERC" and the "Regulatory Matters" section of our Annual Report on Form 10-K for the year ended December 31, 2014 (our "2014 Annual Report")), an amount of our Class A common stock or Class C common stock sufficient to convey direct or indirect "control" over any of our public utility subsidiaries without the prior written consent of our board of directors. For the purposes of this offering, "control" is defined to be a direct and/or indirect voting interest of 10% or more in any of the public utility subsidiaries of our direct subsidiary, NRG Yield LLC ("Yield LLC"). Because Yield LLC indirectly owns as much as 100% of the voting interests in certain of these public utility subsidiaries, "control" of such public utility subsidiaries would be deemed to be present if the sum of (i) the percentage ownership of an individual investor and any of its associate or affiliate companies in the aggregate of NRG's voting securities multiplied by the percentage of our outstanding voting securities held, directly or indirectly, by NRG, plus (ii) such investor's percentage ownership of our Class A common stock and Class C common stock multiplied by the percentage of our outstanding voting securities not held, directly or indirectly, by NRG, exceeded 10%. "Control" could also be present, and pursuant to our second amended and restated certificate of incorporation, prior written consent of our board of directors would be required, if the aggregate direct and/or indirect voting interest in us held by an individual investor and any of its associate or affiliate companies together with a separate investment in another public utility subsidiary of ours not wholly-owned by Yield LLC exceeded the 10% threshold. This prospectus supplement does not constitute an offer to sell any shares of our Class C common stock to any person in violation of these or any other provisions of our second amended and restated certificate of incorporation.

Certain Terms Used in this Prospectus Supplement

          Unless the context otherwise indicates, references within this prospectus supplement to:

  •
  "cash available for distribution" for any particular period refers to Adjusted EBITDA (as defined in footnote (2) to the table set forth in the "Summary — Summary Historical Financial Data" section of this prospectus supplement) generated during the period plus cash distributions received from unconsolidated affiliates, less pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income tax paid, maintenance capital expenditures, change in other assets and principal payments on indebtedness;

  •
  "CfD" refers to Contract-for-Difference, a bilateral cost of service contract arrangement, that determines the total revenue requirement under the contract based on a fixed price plus fuel costs, fixed and variable operations and maintenance costs, taxes and financing costs;

S-ii

  •
  "COD" refers to the commercial operation date of the applicable facility;

  •
  "Code" refers to the U.S. Internal Revenue Code of 1986, as amended;

  •
  "CVSR" refers to the California Valley Solar Ranch utility-scale solar generating facility;

  •
  "DGCL" refers to Delaware General Corporation Law;

  •
  "EBITDA" refers to earnings before interest expense, depreciation, amortization and income taxes;

  •
  "IRS" refers to the U.S. Internal Revenue Service;

  •
  "Management Services Agreement" or "MSA" refers to our agreement with NRG pursuant to which NRG, as manager, provides or arranges for the provision of operation, management and administrative services to us and our subsidiaries;

  •
  "membership interest" refers to the ownership interest in the applicable entity, including such economic interest and right, if any, to participate in the management of the business and affairs of the entity, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the members of the entity and the right to receive information concerning the business and affairs of the entity, in each case to the extent expressly provided in the relevant operating agreement;

  •
  "MW" refers to Megawatts;

  •
  "MWt" refers to Megawatt Thermal Equivalents;

  •
  "Net capacity" or "net MW" refers to the maximum, or rated, power generating capacity, in MW or MWt, of a facility or group of facilities multiplied by our percentage ownership interest in such facility as of the date of this prospectus supplement;

  •
  "NRG" refers to NRG Energy, Inc., a Delaware corporation, and its subsidiaries other than Yield, Inc. and its subsidiaries;

  •
  "O&M" refers to operations and maintenance services provided at our various facilities;

  •
  "PPA" refers to the power purchase agreements through which our facilities have contracted to sell energy to various offtakers;

  •
  "renewable" refers to wind or solar;

  •
  "ROFO Agreement" refers to our agreement with NRG that provides us with a right of first offer to purchase any of the ROFO Assets offered for sale by NRG;

  •
  "ROFO Assets" refers to the assets that NRG has given us a right of first offer to acquire, and to the extent NRG elects to sell those assets, prior to May 14, 2022;

  •
  "sole managing member" means Yield Inc., the sole managing member of Yield LLC having the sole power to manage the business of Yield LLC and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of Yield LLC;

  •
  "Yield Inc." refers to NRG Yield, Inc., a Delaware corporation, and the issuer of the shares of Class C common stock being offered hereby;

  •
  "Yield LLC" refers to NRG Yield LLC, a Delaware limited liability company; and

  •
  "Yield Operating LLC" refers to NRG Yield Operating LLC, a Delaware limited liability company.

S-iii

 ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

          If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

          We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

          Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to "Yield," "the Company," "we," "us" and "our" and similar terms refer to NRG Yield, Inc. and its direct and indirect subsidiaries on a consolidated basis. References in this prospectus to Yield Inc. refer to NRG Yield, Inc. and not any of its subsidiaries, unless the context otherwise requires. References to our "common stock" or our "preferred stock" refer to the common stock or preferred stock of NRG Yield, Inc. and not any of its subsidiaries, unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the documents incorporated by reference herein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). The words "believes," "projects," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We believe these factors include but are not limited to those described under "Risk Factors" in this prospectus supplement, and the documents incorporated by reference herein. These factors, risks and uncertainties include, but are not limited to, the following:

  •
  our ability to maintain and grow our quarterly dividend;

  •
  our ability to successfully identify, evaluate and consummate acquisitions from third parties;

  •
  our ability to acquire assets from NRG;

  •
  our ability to raise additional capital due to our indebtedness, corporate structure, market conditions or otherwise;

  •
  hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or

S-iv

    electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

  •
  our ability to operate our businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from our asset-based businesses in relation to our debt and other obligations;

  •
  the willingness and ability of counterparties to our offtake agreements to fulfill their obligations under such agreements;

  •
  our ability to enter into contracts to sell power and procure fuel on acceptable terms and prices as current offtake agreements expire;

  •
  government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

  •
  operating and financial restrictions placed on us and our subsidiaries that are contained in the project-level debt facilities and other agreements of certain subsidiaries and project-level subsidiaries generally, in our revolving credit facility and in the indenture governing our 3.50% convertible senior notes due 2019 (the "3.50% Convertible Notes") and the 5.375% Senior Notes due 2024 of Yield Operating LLC; and

  •
  our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward.

          Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements included in this prospectus supplement should not be construed as exhaustive.

S-v

 SUMMARY

          The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. This summary is not complete and does not contain all information you should consider before investing in our Class C common stock. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including the financial statements and related notes thereto, and the information set forth under the headings "Risk Factors" in this prospectus supplement, and "Risk Factors" in our 2014 Annual Report, which is incorporated herein by reference, before deciding to invest in our Class C common stock. In addition, certain statements in this prospectus supplement and the documents incorporated herein by reference are forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements." Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters' option to purchase additional shares of our Class C common stock is not exercised. Unless the context provides otherwise, references herein to "we," "our," "the Company" and "Yield" refer to Yield Inc., together with its consolidated subsidiaries, including Yield LLC and Yield Operating LLC.

About the Company

          We are a dividend growth-oriented company formed to serve as the primary vehicle through which NRG Energy, Inc. (NYSE: NRG) ("NRG") owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. We believe we are well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.

          With this business model, our objective is to pay a consistent and growing cash dividend to holders of our Class A common stock and our Class C common stock that is sustainable on a long-term basis. We intend to cause Yield LLC to make regular quarterly cash distributions to its members in an amount equal to the cash available for distribution generated during a given quarter, less reserves for the prudent conduct of our business, and to use the amount distributed to Yield Inc. to pay regular quarterly dividends to holders of our Class A common stock and our Class C common stock. We focus on high-quality, newly constructed and long-life facilities with credit-worthy counterparties that we expect will produce stable long-term cash flows. We believe that, given our expected ability to acquire assets with characteristics similar to those in our current portfolio, including the ROFO Assets, we will have the opportunity to grow our cash available for distribution in a manner that would allow us to further increase our cash dividends over time.

          Pursuant to our dividend policy, we intend to pay a cash dividend each quarter to holders of our Class A common stock and our Class C common stock. Our dividend policy reflects a basic judgment that holders of our Class A common stock and our Class C common stock will be better served by distributing all of the cash distributions received from Yield LLC each quarter in the form of a quarterly dividend rather than retaining it. On May 20, 2015, we declared a quarterly dividend of $0.20 per share ($0.80 per share annualized) on our outstanding Class A common stock and our outstanding Class C common stock payable on June 15, 2015 to holders of record as of June 1, 2015. See "Cash Dividend Policy" for a description of our dividend history.

Current Operations

          We own a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States. Our contracted generation portfolio as of March 31, 2015, collectively represents 3,630 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with credit-worthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of March 31, 2015, based on cash available for distribution. We also own thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,310 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

          The following table provides an overview of our assets as of March 31, 2015:

			Capacity		Offtake agreements
Assets(1)	Location	COD	Rated MW(2)	Net MW(3)	Contracted Volume(4)	Counterparty	Counterparty Credit Rating(5)	Expiration
Conventional
GenConn Devon	Connecticut	June 2010	190	95	100%	Connecticut Light & Power	A/Baa1/BBB+	2040
GenConn Middletown	Connecticut	June 2011	190	95	100%	Connecticut Light & Power	A/Baa1/BBB+	2041
Marsh Landing	California	May 2013	720	720	100%	Pacific Gas & Electric	BBB/A3/BBB+	2023
El Segundo	California	August 2013	550	550	100%	Southern California Edison	BBB+/A2/A–	2023
Walnut Creek	California	June 2013	485	485	100%	Southern California Edison	BBB+/A2/A–	2023

			2,135	1,945

Utility Scale Solar
Blythe	California	December 2009	21	21	100%	Southern California Edison	BBB+/A2/A–	2029
Roadrunner	New Mexico	August 2011	20	20	100%	El Paso Electric	BBB/Baa1/NR	2031
Avenal	California	August 2011	45	23	100%	Pacific Gas & Electric	BBB/A3/BBB+	2031
Avra Valley	Arizona	December 2012	25	25	100%	Tucson Electric Power	BBB+/A3/BBB	2032
Alpine	California	January 2013	66	66	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
Borrego	California	February 2013	26	26	100%	San Diego Gas and Electric	A/A1/A	2038
CVSR	California	October 2013	250	122	100%	Pacific Gas & Electric	BBB/A3/BBB+	2038
Kansas South	California	June 2013	20	20	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
TA High Desert	California	March 2013	20	20	100%	Southern California Edison	BBB+/A2/A–	2033

			493	343

Distributed Solar
AZ DG Solar Projects	Arizona	December 2010 — January 2013	5	5	100%	Various		2025-2033
PFMG DG Solar Projects	California	October 2012 — December 2012	9	5	100%	Various		2032

			14	10

Wind
Alta I	California	December 2010	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta II	California	December 2010	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta III	California	February 2011	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta IV	California	March 2011	102	102	100%	Southern California Edison	BBB+/A2/A–	2035
Alta V	California	April 2011	168	168	100%	Southern California Edison	BBB+/A2/A–	2035
Alta X	California	February 2014	137	137	100%	Southern California Edison	BBB+/A2/A–	2038(8)
Alta XI	California	February 2014	90	90	100%	Southern California Edison	BBB+/A2/A–	2038(8)
South Trent	Texas	January 2009	101	101	100%	AEP Energy Partners	BBB/Baa1/BBB(6)	2029
Laredo Ridge	Nebraska	February 2011	80	80	100%	Nebraska Public Power District	A/A1/A+	2031
Taloga	Oklahoma	July 2011	130	130	100%	Oklahoma Gas & Electric	A–/A1/A	2031
Pinnacle	West Virginia	December 2011	55	55	100%	Maryland Department of General Services and University System of Maryland	AAA/Aaa/AAA AA+/Aa1/AA+	2031
Buffalo Bear	Oklahoma	December 2008	19	19	100%	Western Farmers Electric Cooperative	A–/NR/A–	2033

			1,332	1,332

Total Conventional, Solar and Wind			3,974	3,630
Thermal Generation
Paxton Creek Cogen	Pennsylvania	2000(7)	12	12		Power sold into PJM markets
Tucson Convention Center	Arizona	January 2003	2	2		Excess power sold into local grid
Princeton Hospital	New Jersey	January 2012	5	5		Excess power sold into local grid
Dover	Delaware	June 2013	104	104		Power sold into PJM markets

Total Thermal Generation			123	123

Total.			4,097	3,753

(1)
For more information about, and a description of, each of our assets, see the information set forth under the headings "Business — Operations Overview" and "Properties" in our 2014 Annual Report.

(2)
For conventional, solar, wind and thermal generation, rated capacity represents the maximum generating capacity of a facility. Generating capacity may vary based on a variety of factors discussed elsewhere in this prospectus. For thermal energy, rated capacity represents MWt for steam or chilled water.

(3)
Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by our percentage ownership interest in the facility as of March 31, 2015.

(4)
Represents the percentage of a facility's total estimated average annual capacity contracted under offtake agreement or other agreements.

(5)
Reflects the counterparty's issuer credit ratings issued by Standard & Poor's Ratings Services ("S&P")/Moody's Investors Service Inc. ("Moody's")/Fitch Ratings Ltd. ("Fitch") as of March 31, 2015.

(6)
Reflects the issuer credit ratings for American Electric Power Company, Inc., as guarantor of the related PPA.

(7)
Represents the year NRG or Yield Operating LLC acquired 100% ownership of these assets.

(8)
PPA begins on January 1, 2016.

          On April 9, 2015, we formed a partnership with NRG to invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar. The partnership will invest in portfolios of residential solar leases and will initially include an existing, unlevered portfolio of over 2,200 leases representing approximately 17 MW, and an in-development, tax equity financed portfolio of approximately 13,000 leases representing approximately 90 MW, with an average lease term for the existing and new leases of approximately 17 to 20 years. The partnership is expected to be fully invested by early 2016 and, when fully utilized, is expected to include over 15,000 leases representing approximately 107 MW.

          On May 7, 2015, we completed the acquisition of a majority stake in Spring Canyon II and III from Invenergy Wind Global LLC in an all-cash transaction. The acquisition totals 56 net MW of operating wind capacity located in Logan County, Colorado. The facilities have just over 24 years of remaining contract life with Platte River Power Authority, and Invenergy will maintain its responsibilities as turbine O&M provider.

          On May 8, 2015, we formed a partnership with NRG that will invest in and hold operating portfolios of distributed solar assets developed by NRG Renew, a subsidiary of NRG. We have committed to invest up to $100 million of cash equity into the partnership over time. The partnership is expected to be fully invested over the next 18 months.

          On June 17, 2015, we entered into a definitive agreement with EFS Desert Sun, LLC, an affiliate of GE Energy Financial Services, to acquire its 25% equity interest in Desert Sunlight Solar Farm, a 550 MW solar facility located in Riverside County, California ("Desert Sunlight"). For a further discussion of the proposed acquisition, see " — Recent Developments."

          In addition, we are contemplating a tax equity financing with respect to our Alta X and Alta XI wind facilities, in order to monetize certain tax credits. If this potential financing is consummated, we expect to repay the currently outstanding project debt associated with our Alta X and Alta XI wind facilities with the combination of the proceeds from the tax equity financing arrangement, a portion of the proceeds from this offering and a portion of the proceeds from the convertible note financing described below. See "Use of Proceeds." If consummated, the tax equity financing is expected to increase cash available for distribution by approximately $27 to $30 million on a run-rate basis, which amount represents only the impact of the tax equity financing arrangement. We have not entered into any agreements or commitments with respect to the proposed tax equity financing arrangement at this time and there can be no assurance that we will do so on terms acceptable to us, if at all, or, that if consummated, that the tax equity financing arrangement will achieve the intended increase in cash available for distribution.

Growth Strategy

          We believe that we are well positioned to grow our business through cash-accretive acquisitions from NRG and other third parties that will complement our existing portfolio.

          Pursuant to the terms of the ROFO Agreement, NRG granted us a right of first offer to acquire certain assets if, and to the extent, NRG elects to sell any of these assets prior to May 2022. During the second quarter of 2014, we exercised rights under the ROFO Agreement with regards to El Segundo, TA High Desert and Kansas South, each subsidiaries of NRG (the "Acquired ROFO Assets"). Yield Operating LLC acquired the Acquired ROFO Assets on June 30, 2014. On January 2, 2015, Yield Operating LLC acquired from NRG certain assets, including (i) Mission Wind Laredo, LLC, which indirectly owns Laredo Ridge, an 80 MW wind facility ("Laredo Ridge") through Laredo Ridge Wind, LLC, (ii) Tapestry Wind, LLC, which indirectly owns (a) Buffalo Bear, a 19 MW wind facility ("Buffalo Bear") through Buffalo Bear LLC, (b) Taloga, a 130 MW wind facility ("Taloga") through Taloga Wind, LLC, and (c) Pinnacle, a 55 MW wind facility ("Pinnacle," and together with Buffalo Bear and Taloga, "Tapestry") through Pinnacle Wind, LLC, and (iii) WCEP Holdings, LLC, which indirectly owns Walnut Creek, a 485 MW natural gas facility ("Walnut Creek," and together with Laredo Ridge and Tapestry, the "EME-NYLD-Eligible Assets," collectively with the Acquired ROFO Assets, the "Drop Down Assets") through NRG Walnut Creek, LLC. The table below lists the remaining ROFO Assets:

Asset	Fuel Type	Net Capacity (MW)(1)	COD
CVSR(2)	Solar	128	2013
Ivanpah(3)	Solar	193	2013
Agua Caliente(4)	Solar	148	2014
Carlsbad	Conventional	533	2017
Puente/Mandalay	Conventional	262	2020
Elkhorn Ridge(5)	Wind	54	2009
San Juan Mesa(5)	Wind	90	2005
Wildorado(5)	Wind	161	2007
Crosswinds(5)	Wind	21	2007
Forward(5)	Wind	29	2007
Hardin(5)	Wind	15	2008
Odin(5)	Wind	20	2007
Sleeping Bear(5)	Wind	95	2007
Spanish Fork(5)	Wind	19	2008
Goat Wind(5)	Wind	150	2008/2009
Lookout(5)	Wind	38	2008
Elbow Creek(5)	Wind	122	2009
Community(5)	Wind	30	2011
Jeffers(5)	Wind	50	2008
Minnesota Portfolio(5)(6)	Wind	40	2003/2006

(1)
Represents the maximum, or rated, electricity generating capacity of the facility in MW multiplied by NRG's percentage ownership interest in the facility as of March 31, 2015.

(2)
Represents NRG's remaining 51.05% ownership interest in CVSR.

(3)
Represents NRG's 49.95% ownership interest in Ivanpah. Following a sale of this 49.95% interest, the remaining 50.05% of Ivanpah would be owned by NRG, Google Inc. and BrightSource Energy Inc.

(4)
Represents NRG's 51% ownership interest in Agua Caliente. The remaining 49% of Agua Caliente is owned by MidAmerican Energy Holdings Inc.

(5)
Part of a tax equity portfolio. NRG ownership does not reflect tax equity investor interest in portfolio.

(6)
Includes Bingham Lake, Eastridge, and Westridge projects.

          NRG is not obligated to sell the remaining ROFO Assets to us, and, if offered to us, we cannot be sure whether these assets will be offered on acceptable terms or that we will choose to consummate such acquisitions.

          We cannot assure you that we will be successful in consummating these acquisition opportunities. These acquisition opportunities may be subject to additional regulatory or third party approvals, which could prevent or delay closing. Even if consummated, these acquisitions may not prove to be accretive to our operating results. Individual acquisitions may not generate the benefits anticipated as a result of incorrect assumptions in our evaluation of the acquired assets, unforeseen consequences or other external events beyond our control.

Business Strategy

          Our primary business strategy is to focus on the acquisition and ownership of assets with minimal long-term price or volumetric offtake risk. Our plan for executing this strategy includes the following key components:

          Focus on contracted renewable energy and conventional generation and thermal infrastructure assets.    We own and operate utility scale and distributed renewable energy and natural gas-fired generation, thermal and other infrastructure assets with proven technologies, low operating risks and stable cash flows. We believe by focusing on this core asset class and leveraging our industry knowledge, we will maximize our strategic opportunities, be a leader in operational efficiency and maximize our overall financial performance.

          Growing the business through acquisitions of contracted operating assets.    We believe that our base of operations and relationship with NRG provide a platform in the conventional and renewable power generation and thermal sectors for strategic growth through cash accretive and tax advantaged acquisitions complementary to our existing portfolio. NRG has granted us a right of first offer to acquire the ROFO Assets, if and to the extent NRG elects to sell any of these assets prior to May 2022. On June 30, 2014, we acquired the Acquired ROFO Assets for total cash consideration of $357 million, including $8 million for working capital. In addition, the acquisition included the assumption of $612 million in project level debt.

          On January 2, 2015, we completed the acquisition of the EME-NYLD-Eligible Assets, for total cash consideration of $489 million, including $9 million for working capital, plus $737 million of assumed project level debt. The acquisition of the EME-NYLD-Eligible Assets added a combined 769 MWs to our net capacity. See "— Growth Strategy."

          We also expect to have significant opportunities to acquire other generation and thermal infrastructure assets from third parties where we believe our knowledge of the market, operating expertise and access to capital provides us with a competitive advantage.

          Primary Focus on North America.    We intend to primarily focus our investments in North America (including the unincorporated territories of the United States). We believe that industry fundamentals in North America present us with significant opportunity to acquire renewable, natural gas-fired generation and thermal infrastructure assets, without creating significant exposure to currency and sovereign risk. By primarily focusing our efforts on North America, we believe we will best leverage our regional knowledge of power markets, industry relationships and skill sets to maximize the performance of our company.

          Maintain sound financial practices to grow the dividend.    We intend to maintain a commitment to disciplined financial analysis and a balanced capital structure to enable us to increase our quarterly dividend over time and serve the long-term interests of our stockholders. Our financial practices include a risk and credit policy focused on transacting with credit-worthy counterparties; a financing policy, which focuses on seeking an optimal capital structure through various capital formation alternatives to minimize interest rate and refinancing risks, ensure stable long-term dividends and maximize value; and a dividend policy that is based on distributing all or substantially all cash available for distribution each quarter that we receive from Yield LLC. We intend to evaluate various alternatives for financing future acquisitions and refinancing of existing project-level debt, in each case, to reduce the cost of debt, extend maturities and maximize cash available for distribution. We believe we have additional flexibility to seek alternative financing arrangements, including, but not limited to, debt financings at a holding company level.

Competitive Strengths

          Stable, high quality cash flows with attractive tax profile.    Our facilities have a highly stable, predictable cash flow profile consisting of predominantly long-life electric generation assets that sell electricity under long-term fixed priced contracts or pursuant to regulated rates with credit-worthy counterparties. Additionally, our facilities have minimal fuel risk. For our conventional assets, fuel is provided by the toll counterparty or the cost thereof is a pass-through cost under the applicable CfD. Renewable facilities have no fuel costs, and most of our thermal infrastructure assets have contractual or regulatory tariff mechanisms for fuel cost recovery. The offtake agreements for our conventional and renewable generation facilities have a weighted-average remaining duration of approximately 17 years as of March 31, 2015, based on cash available for distribution, providing long-term cash flow stability. Our generation offtake agreements with counterparties for whom credit ratings are available have a weighted-average Moody's rating of A3 based on rated capacity under contract. Based on our current portfolio of assets, we do not expect to pay significant federal income tax for a period of approximately ten years. All of our assets are in the United States and accordingly have no currency or repatriation risks.

          High quality, long-lived assets with low operating and capital requirements.    We benefit from a portfolio of relatively newly-constructed assets, other than thermal infrastructure assets, with all of our conventional and renewable assets having achieved COD within the past six years. Our assets are comprised of proven and reliable technologies, provided by leading original equipment manufacturers such as General Electric ("GE"), Siemens AG, SunPower Corporation ("SunPower") and First Solar Inc. ("First Solar"). Given the modern nature of the portfolio, which includes a substantial number of relatively low operating and maintenance cost solar generation assets, we expect to achieve high fleet availability and expend modest maintenance-related capital expenditures. We estimate our solar portfolio has a weighted average remaining expected life (based on rated MW) of approximately 20 years. Additionally, with the support of services provided by NRG, we expect to continue to implement the same rigorous preventative operating and management practices that NRG uses across its fleet of assets. In 2014, NRG achieved a 0.73 Occupational Safety and Health Administration ("OSHA") recordable rate, which is within the top quartile plant operating performance for its entire fleet, based on applicable OSHA standards.

          Significant scale and diversity.    We own and operate a large and diverse portfolio of contracted electric generation and thermal infrastructure assets. As of March 31, 2015, our 3,630 net MW contracted generation portfolio benefits from significant diversification in terms of technology, fuel type, counterparty and geography. Our thermal business consists of eleven operations, seven of which are district energy centers that provide steam and chilled water to approximately 690 customers, and four of which provide generation. We believe our scale and access to best practices across the fleet improves our business development opportunities through enhanced industry relationships, reputation and understanding of regional power market dynamics. Furthermore, our diversification reduces our operating risk profile and reliance on any single market.

          Relationship with NRG.    We believe our relationship with NRG provides significant benefits, including management and operational expertise, and future growth opportunities. Our executive officers have considerable experience in owning and operating, as well as developing, acquiring and integrating, generation and thermal infrastructure assets, with, on average, over 15 years in the energy sector:

  •
  NRG Management and Operational Expertise.  We have access to the significant resources of NRG, the largest competitive power generator in the United States, to support the operational, finance, legal, regulatory and environmental aspects, and growth strategy, of our business. As such, we believe we avail ourselves of best-in-class resources, including management and operational expertise.

  •
  NRG Asset Development and Acquisition Track Record.  NRG's development and strategic teams are focused on the development and acquisition of renewable and conventional generation assets. They have successfully helped grow NRG's power generation portfolio from 24,365 net MWs at the end of 2009 to 50,830 net MWs as of March 31, 2015.

  •
  NRG Financing Experience.  We believe NRG has demonstrated a successful track record of sourcing attractive low-cost, long duration capital to fund project development and acquisitions. We expect to realize significant benefits from NRG's financing and structuring expertise as well as its relationships with financial institutions and other lenders.

          Environmentally well-positioned portfolio of assets.    As of March 31, 2015, on a net capacity basis, our portfolio of electric generation assets consists of 1,685 net MW of renewable generation capacity that are non-emitting sources of power generation. Our conventional assets consist of the dual fuel-fired GenConn assets as well as the Marsh Landing and Walnut Creek simple cycle natural gas-fired peaking generation facilities and the El Segundo combined cycle natural gas-fired peaking facility. We do not anticipate having to expend any significant capital expenditures in the foreseeable future to comply with current environmental regulations applicable to our generation assets. Taken as a whole, we believe our strategy will be a net beneficiary of current and potential environmental legislation and regulatory requirements that may serve as a catalyst for capacity retirements and improve market opportunities for environmentally well-positioned assets like our assets once their current offtake agreements expire.

          Thermal infrastructure business has high entry costs.    Significant capital has been invested to construct our thermal infrastructure assets, serving as a barrier to entry in the markets in which such assets operate. As of March 31, 2015, our thermal gross property, plant and equipment was approximately $428 million. Our thermal district energy centers are located in urban city areas, with the chilled water and steam delivery systems located underground. Constructing underground delivery systems in urban areas requires long lead times for permitting, rights of way and inspections and is costly. By contrast, the incremental cost to add new customers in existing markets is relatively low. Once thermal infrastructure is established, we believe it has the ability to retain customers over long periods of time and to compete effectively for additional business against stand-alone on-site heating and cooling generation facilities. Installation of stand-alone equipment can require significant modification to a building as well as significant space for equipment and funding for capital expenditures. Our system technologies often provide economies of scale in terms of fuel procurement, ability to switch between multiple types of fuel to generate thermal energy and fuel conversion efficiency. Our top ten thermal customers, which make up approximately 13% of our consolidated revenues for the twelve months ended December 31, 2014, have had a relationship with us or NRG for an average of over 20 years.

Recent Developments

          On May 5, 2015, our stockholders approved amendments to our amended and restated certificate of incorporation in order to (i) establish two new classes of common stock, Class C common stock and Class D common stock, and (ii) distribute shares of the Class C common stock and Class D common stock to holders of its outstanding Class A common stock and Class B common stock, respectively, through a stock split. We intend to use the new Class C common stock for, among other things, issuance in public offerings to raise capital to finance future acquisitions, as well as in stock-based acquisitions and for equity-based compensation. Shares of Class D common stock were distributed to NRG, the holder of all of our outstanding Class B common stock. We refer to the actions in the amendment to our amended and restated certificate of incorporation, including the establishment of the Class C common stock and the Class D common stock, and the stock split, collectively, as the "Recapitalization."

          On June 17, 2015, we entered into a definitive agreement with EFS Desert Sun, LLC, an affiliate of GE Energy Financial Services to acquire its 25% equity interest in Desert Sunlight for $285 million, plus the assumption of $287.4 million of non-recourse project financings. The purchase price is expected to be funded with proceeds from this offering together with cash on hand. See "Use of Proceeds." The acquisition is subject to customary closing conditions, including the receipt of regulatory and third party approvals. We expect the acquisition to close by the June 30, 2015. Power generated by Desert Sunlight is sold to Southern California Edison and Pacific Gas & Electric under two long-term PPAs with approximately 20 years and 25 years, respectively, of remaining contract life.

Convertible Note Financing Transaction

          On the date hereof, we commenced an offering of $250 million ($287.5 million if the initial purchasers in that offering exercise their option to purchase additional notes in full) aggregate principal amount of convertible notes. The consummation of this offering is not conditioned upon the consummation of the offering of convertible notes, and the consummation of the convertible notes offering is not conditioned upon the consummation of this offering. The convertible notes will not be registered under the Act and are being sold through a private offering to qualified institutional buyers. The proceeds from the sale of the convertible notes will be used to repay indebtedness outstanding under our revolving credit facility and, if the contemplated tax equity financing with respect to our Alta X and Alta XI wind facilities is consummated, a portion of the outstanding project debt associated with our Alta X and Alta XI wind facilities, with any excess proceeds to be used for general corporate purposes. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the convertible notes. The offering of convertible notes will be made only by a separate offering memorandum which would be made available in connection with such offering.

Organizational Structure

          As of March 31, 2015, Yield Inc. owned an aggregate 44.7% economic interest in Yield LLC. The following table summarizes certain relevant aspects of our organizational structure:

Our Agreements with NRG

          In connection with our initial public offering, we entered into a Management Services Agreement and ROFO Agreement with NRG. Those agreements were entered into subsequent to negotiations between affiliated parties and, consequently, may not be as favorable to us as they might have been if we had negotiated them with an unaffiliated third party. For a more comprehensive discussion of the agreements that we have entered into with NRG and certain of its affiliates, see "Certain Relationships and Related Person Transactions," "Governance of the Company" and "Executive Compensation" in our Proxy Statement for our 2015 annual meeting of stockholders filed with the SEC on March 26, 2015 (our "2015 Proxy Statement"), incorporated herein by reference. For a discussion of the risks related to our relationship with NRG, please read

"Risks Related to the Relationship with NRG" under the caption "Risk Factors" in our 2014 Annual Report incorporated by reference in this prospectus supplement.

Corporate Information

          Our principal executive offices are located at NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey. Our telephone number is (609) 524-4500. Our website is located at http://www.nrgyield.com. We make our periodic reports and other information filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. The SEC maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

THE OFFERING

Shares of Class C common stock offered by us	24,520,000 shares of our Class C common stock.
Shares of Class C common stock outstanding after this offering	59,106,250 shares of our Class C common stock (or 62,784,250 shares of Class C common stock if the underwriters exercise in full their option to purchase additional shares of Class C common stock).
Shares of Class A common stock outstanding after this offering	34,586,250 shares of our Class A common stock.
Shares of Class B common stock outstanding after this offering	42,738,750 shares of our Class B common stock, which NRG will continue to beneficially own upon completion of this offering.
Shares of Class D common stock outstanding after this offering	42,738,750 shares of our Class D common stock, which NRG will continue to beneficially own upon completion of this offering.
Units of Yield LLC outstanding after this offering

34,586,250 Class A units of Yield LLC, 42,738,750 Class B units, 59,106,250 Class C Units and 42,738,750 Class D Units of Yield LLC (or 34,586,250 Class A units of Yield LLC, 42,738,750 Class B units, 62,784,250 Class C Units and 42,738,750 Class D Units of Yield LLC if the underwriters exercise in full their option to purchase additional shares of Class C common stock).

Option to purchase additional shares of our Class C common stock

We have granted the underwriters an option to purchase up to an additional 3,678,000 shares of our Class C common stock from us, at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus supplement. We will use the proceeds from the exercise of such option to purchase additional Yield LLC Class C units from Yield LLC. Accordingly, we will not retain the proceeds from any exercise by the underwriters of their option to purchase additional shares.

Use of proceeds

We intend to use the net proceeds from this offering to acquire newly issued Yield LLC Class C units, representing 13.69% of Yield LLC's outstanding membership units after this offering, from Yield LLC. We intend to cause Yield LLC to use such proceeds, together with cash on hand: (i) to fund our $285 million acquisition of a 25% equity interest in the Desert Sunlight solar facilities; and (ii) if consummated, to repay a portion of the $490 million of the outstanding project debt associated with the Alta X and Alta XI wind facilities, which has an interest rate of LIBOR plus 2% and a maturity date of 2021, in connection with the proposed tax equity financing of such assets. Any funds remaining are expected to be used, or in the event that either the Desert Sunlight acquisition or the Alta X and Alta XI tax equity financing are not consummated for any reason, such funds are expected to be used for repayment of other indebtedness, including under our revolving credit facility, and for general corporate purposes, including future acquisitions of additional assets from NRG or third parties.

Voting rights

Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each share of our Class C common stock and Class D common stock entitles its holder to 1/100th of one vote on all matters to be voted on by stockholders generally. Holders of our shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. See "Description of Capital Stock" in the accompanying prospectus.

Through its ownership of our Class B common stock and Class D common stock, NRG will hold shares of our common stock having 55.1% (or 55.07% if the underwriters exercise in full their option to purchase additional shares of Class C common stock) of the combined voting power of all of our common stock outstanding upon completion of this offering. As a result, NRG will continue to be able to exercise control over matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Economic interest

Immediately following this offering, the holders of our Class A common stock and Class C common stock will own in the aggregate a 52.29% economic interest in our business through our ownership of Class A units and Class C units of Yield LLC and NRG will own in the aggregate a 47.71% economic interest in our business through its ownership of Class B units and Class D units of Yield LLC (or a 53.25% economic interest and a 46.75% economic interest, respectively, if the underwriters exercise in full their option to purchase additional shares of our Class C common stock).

Exchange and registration rights

Each Class D unit of Yield LLC is exchangeable for a share of our Class C common stock and each Class B unit of Yield LLC is exchangeable for a share of our Class A common stock, in each case, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the Exchange Agreement (defined below). When NRG exchanges a Class D unit of Yield LLC for a share of our Class C common stock, we will automatically redeem and cancel a corresponding share of our Class D common stock and the Class D unit will automatically convert into a Class C unit of Yield LLC issued to us. When NRG exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock and the Class B unit will automatically convert into a Class A unit of Yield LLC issued to us.

Pursuant to a registration rights agreement that we have entered into with NRG, we agreed to file a registration statement for the sale of the shares of our Class A common stock and Class C common stock that are issuable upon exchange of Class B units and Class D units, respectively, of Yield LLC upon request and cause that registration statement to be declared effective by the U.S. Securities and Exchange Commission ("SEC") as soon as practicable thereafter.

Cash dividends

Our ability to pay the regular quarterly dividend is subject to various restrictions and other factors described in more detail under the caption "Cash Dividend Policy." We expect to pay a quarterly dividend on or about the 75th day following the expiration of each fiscal quarter to holders of our Class C common stock and our Class A common stock of record on or about the 60th day following the last day of such fiscal quarter. However, we do not have a legal obligation to declare or pay dividends at a specific quarterly dividend level or at all. See "Cash Dividend Policy."

On May 20, 2015, we declared a quarterly dividend of $0.20 per share ($0.80 per share annualized) on our outstanding Class A common stock and our Class C common stock payable on June 15, 2015 to holders of record as of June 1, 2015. See "Cash Dividend Policy" for a description of our dividend history.

Material federal income tax consequences to non-U.S. holders

For a discussion of the material federal income tax consequences that may be relevant to prospective investors who are non-U.S. holders, please read "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders."

FERC-related purchase restrictions

No purchaser of Class C common stock in this offering will be permitted to purchase an amount of our Class C common stock that would cause such purchaser and its associate or affiliate companies in the aggregate to hold a large enough voting interest to convey direct or indirect "control" over any of Yield LLC's public utility subsidiaries. See "Notice to Investors."

Risk Factors

You should carefully consider the information set forth in the "Risk Factors" section of this prospectus supplement as well as all other information included in or incorporated by reference in this prospectus supplement before deciding whether to invest in our Class C common stock.

Exchange listing	Our Class C common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "NYLD."

          The number of shares of our common stock to be outstanding after this offering is based on 34,586,250 shares of our Class C common stock, 34,586,250 shares of our Class A common stock, 42,738,750 shares of our Class B common stock, and 42,738,750 shares of our Class D common stock outstanding as of June 19, 2015 and excludes: (i) 42,738,750 shares of our Class C common stock reserved for issuance upon the subsequent exchange of Class D units of Yield LLC that will be outstanding immediately after this offering; (ii) 42,738,750 shares of our Class A common stock reserved for issuance upon the subsequent exchange of Class B units of Yield LLC that will be outstanding immediately after this offering; (iii) 2,000,000 shares of our Class A common stock and Class C common stock reserved for issuance under our equity-based compensation plans; and (iv) 18,898,893 shares of our Class A common stock reserved for issuance upon conversion of our outstanding 3.50% Convertible Notes. Except as otherwise noted, the number of shares of our Class C common stock to be outstanding after this offering excludes 3,678,000 shares of our Class C common stock which may be issued upon the exercise of the underwriters' option to purchase additional shares.

 SUMMARY HISTORICAL FINANCIAL DATA

          The following table shows summary historical financial data at the dates and for the periods indicated. The summary historical financial data as of and for the years ended December 31, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements included in our 2014 Annual Report and our Current Report on Form 8-K filed with the SEC on May 22, 2015, each of which is incorporated herein by reference. The summary historical financial data as of and for the three months ended March 31, 2015 and 2014 were derived from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended March 31, 2015 (the "First Quarter 10-Q") which is incorporated herein by reference, and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods, and results for the interim periods are not necessarily indicative of the results for the full year. For all periods prior to July 22, 2013 (the date we consummated the initial public offering of our Class A common stock), the data below reflects our accounting predecessor which were prepared on a "carve-out" basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets that were acquired by Yield LLC on July 22, 2013. The summary historical financial data are not necessarily indicative of results to be expected in future periods.

          The following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement. Among other things, the historical consolidated statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2014 Annual Report, our Current Report on Form 8-K filed with the SEC on May 22, 2015 and First Quarter 10-Q, which are incorporated herein by reference, and "Certain Relationships and Related Person Transactions — Management Services Agreement" included in our 2015 Proxy Statement, which is incorporated herein by reference.

	Fiscal Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2013	2014	2014	2015
Operating Revenues:
Total operating revenues	$175	$379	$689	$140	$180
Operating Costs and Expenses
Cost of operations	114	144	239	60	75
Depreciation and amortization	25	61	166	24	54
General and administrative- affiliate	7	7	8	2	3
Acquisition-related transaction and integration costs	—	—	4	—	—

Total operating costs and expenses	146	212	417	86	132

Operating Income	29	167	272	54	48
Other Income (Expense)
Equity in earnings of unconsolidated affiliates(1)	19	22	27	1	1
Other income, net	2	3	3	1	1
Interest expense	(28)	(52)	(186)	(27)	(70)

Total other expense	(7)	(27)	(156)	(25)	(68)

	Fiscal Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2013	2014	2014	2015
Income (Loss) Before Income Taxes	22	140	116	29	(20)
Income tax expense (benefit)	10	8	4	3	(4)

Net Income (Loss)	$12	132	112	26	(16)

Less: Pre-acquisition net income of Drop-Down Assets		23	48	8	—

Net Income (Loss) Excluding Pre-acquisition Net Income of Drop Down Assets.		109	64	18	(16)

Less Predecessor income prior to initial public offering on July 22, 2013		54	—	—	—
Less Net income (loss) attributable to NRG		42	48	14	(11)

Net Income (Loss) Attributable to NRG Yield, Inc.		$13	$16	$4	$(5)

Other Financial Data:
Adjusted EBITDA(2)	$100	$293	$545	$92	$122
Capital expenditures	(564)	(353)	(33)	(22)	(3)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$56	$120	$293	$25	$78
Investing activities	(594)	(515)	(1,057)	125	(489)
Financing activities	536	432	1,111	225	119
Balance Sheet Data (at period end):
Cash and cash equivalents	$22	$59	$406	$467	$114
Property and equipment, net	2,130	2,291	4,466	2,277	4,430
Total assets	2,540	3,238	6,965	3,616	6,595
Total liabilities	1,538	1,986	5,080	2,361	5,254
Total equity	1,002	1,252	1,885	1,254	1,341

(1)
Our unconsolidated affiliates include CVSR, Avenal and GenConn.

(2)
Adjusted EBITDA is a non-GAAP financial measure. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define Adjusted EBITDA as net income less interest income and equity in earnings of unconsolidated affiliates before net interest expense, income taxes and depreciation, amortization and accretion, as adjusted for contract amortization, pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes, mark-to-market gains or losses, asset write offs and impairments and factors that we do not consider indicative of future operating performance. We collectively group together equity earnings in unconsolidated affiliates and the pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes from our unconsolidated affiliates and refer to these amounts as adjustments to reflect our pro-rata share of Adjusted EBITDA in unconsolidated affiliates. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

  •
  securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and

  •
  it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

  Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  •
  it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, working capital;

  •
  it does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

  •
  it does not reflect payments made or future requirements for income taxes;

  •
  it adjusts for contract amortization, mark-to-market gains or losses, asset write offs, impairments and factors that we do not consider indicative of future performance;

  •
  although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA in this prospectus; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

  Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.

          The following table presents a reconciliation of Adjusted EBITDA to Net Income (Loss):

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
			(in millions)
Net Income (Loss)	$12	$132	$112	$26	$(16)

Less:
Interest income	(1)	—	(2)	(1)	—
Add:
Depreciation, amortization and accretion	25	61	167	24	55
Interest expense	28	52	186	27	70
Income tax expense	10	8	4	3	(4)
Merger and transaction costs	—	—	4	—	—
MtM losses (gains)	—	—	—	—	(7)
Contract amortization	1	1	27	1	12
Equity in earnings of unconsolidated affiliates	(19)	(22)	(27)	(1)	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates(a)	44	61	74	13	13

Adjustments to reflect Yield's pro-rata share of Adjusted EBITDA in unconsolidated affiliates(a)	25	39	47	12	12

Adjusted EBITDA	$100	$293	$545	$92	$122

(a)
Reflects adjustment to net income to derive Yield's proportionate share of pro-rata Adjusted EBITDA from unconsolidated affiliates based on its ownership in such unconsolidated affiliates.

RISK FACTORS

          An investment in our Class C common stock involves significant risks. Before making an investment decision, and in consultation with your own financial and legal advisors, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and under "Risk Factors" in our 2014 Annual Report, which are incorporated in this prospectus supplement by reference.

Risks Related to this Offering and an Investment in Us

We may not be able to continue paying comparable or growing cash dividends to our holders of our Class A common stock or our Class C common stock in the future.

          The amount of our cash available for distribution principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level and timing of capital expenditures we make;

  •
  the level of our operating and general and administrative expenses, including reimbursements to NRG for services provided to us in accordance with the Management Services Agreement;

  •
  variations in revenues generated by the business due to seasonality of otherwise;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements (including our project-level financing and, if applicable, our corporate debt); and

  •
  other business risks affecting our cash levels.

          As a result of all these factors, we cannot guarantee that we will have sufficient cash generated from operations to pay a specific level of cash dividends to holders of our Class A common stock or our Class C common stock. Furthermore, holders of our Class A common stock or our Class C common stock should be aware that the amount of cash available for distribution depends primarily on our cash flow, and is not solely a function of profitability, which is affected by non-cash items. We may incur other expenses or liabilities during a period that could significantly reduce or eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock or our Class C common stock during the period. Because we are a holding company, our ability to pay dividends on our Class A common stock or our Class C common stock is limited by restrictions on our ability to pay dividends and the ability of our subsidiaries to make distributions to us, including restrictions under the terms of the agreements governing our corporate debt and project-level financing. Our project-level financing agreements generally prohibit distributions from the project entities prior to COD and thereafter prohibit distributions to us unless certain specific conditions are met, including the satisfaction of financial ratios. Our amended and restated credit agreement also restricts our ability to declare and pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default.

          Yield LLC's cash available for distribution will likely fluctuate from quarter to quarter, in some cases significantly, due to seasonality. As result, we may cause Yield LLC to reduce the amount of cash it distributes to its members in a particular quarter to establish reserves to fund distributions to its members in future periods for which the cash distributions we would otherwise receive from Yield LLC would otherwise be insufficient to fund our quarterly dividend. If we fail to cause Yield LLC to establish sufficient reserves, we may not be able to maintain our quarterly dividend with a respect to a quarter adversely affected by seasonality.

          Finally, dividends to holders of our Class A common stock and our Class C common stock are paid at the discretion of our board of directors. Our board of directors may decrease the level of or entirely discontinue payment of dividends. For a description of additional restrictions and factors that may affect our ability to pay cash dividends, please read "Cash Dividend Policy."

We are a holding company and our only material asset is our interest in Yield LLC, and we are accordingly dependent upon distributions from NRG Yield LLC and its subsidiaries to pay dividends and taxes and other expenses.

          Yield Inc. is a holding company and has no material assets other than its ownership of membership interests in Yield LLC, a holding company that has no material assets other than its interest in Yield Operating LLC, whose sole material assets are the project companies. None of Yield Inc., nor Yield LLC, nor Yield Operating LLC has any independent means of generating revenue. We intend to cause Yield Operating LLC's subsidiaries to make distributions to Yield Operating LLC and, in turn, make distributions to Yield LLC, and, in turn, to make distributions to Yield Inc. in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds for a quarterly cash dividend to holders of our Class A common stock or our Class C common stock or otherwise, and Yield Operating LLC or Yield LLC is restricted from making such distributions under applicable law or regulation or is otherwise unable to provide such funds (including as a result of Yield Operating LLC's operating subsidiaries being unable to make distributions), it could materially adversely affect our liquidity and financial condition and limit our ability to pay dividends to holders of our Class A common stock or our Class C common stock.

Market interest rates may have an effect on the value of our Class C common stock.

          One of the factors that influences the price of shares of our Class C common stock is the effective dividend yield of such shares (i.e., the yield as a percentage of the then market price of our shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our Class C common stock to expect a higher dividend yield and, our inability to increase our dividend as a result of an increase in borrowing costs, insufficient cash available for distribution or otherwise, could result in selling pressure on, and a decrease in the market price of our Class C common stock as investors seek alternative investments with higher yield.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or effect combinations.

          If we are deemed to be an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated.

          We believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the

Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

Market volatility may affect the price of our Class C common stock and the value of your investment.

          Our Class C common stock was distributed to holders of our Class A common stock through a stock split on May 14, 2015 and began trading on the NYSE on May 15, 2015. The trading price of our Class C common stock has experienced price volatility in the limited period since its issuance and may continue to be volatile. For example, from May 15, 2015 through June 19, 2015, the closing price of our Class C common stock ranged from $23.50 per share to $27.11 per share.

          While holders of our Class C common stock have limited voting rights relative to holders of our Class A common stock, we expect that the market price for the shares of Class A common stock and Class C common stock will trade in roughly the same range. However, we cannot reliably predict what, if any, patterns will emerge over time with respect to the relative trading prices of Class A common stock and Class C common stock, or whether discrepancies between the trading price of our Class A common stock and our Class C common stock may result in additional volatility.

          In addition, the market price of our Class C common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including general market and economic conditions, disruptions, downgrades, credit events and perceived problems in the credit markets; actual or anticipated variations in our quarterly operating results or dividends; changes in our investments or asset composition; write-downs or perceived credit or liquidity issues affecting our assets; market perception of NRG, our business and our assets; our level of indebtedness and/or adverse market reaction to any indebtedness we incur in the future; our ability to raise capital on favorable terms or at all; loss of any major funding source; the termination of the Management Services Agreement or additions or departures of NRG's key personnel; changes in market valuations of similar power generation companies; and speculation in the press or investment community regarding us or NRG.

          Securities markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. Any broad market fluctuations may adversely affect the trading price of our Class C common stock.

We are a "controlled company," controlled by NRG, whose interest in our business may be different the holders of our Class C common stock.

          After consummation of this offering, NRG will control approximately 55.1% of our combined voting power and be able to elect all of our board of directors. As a result, we will be considered a "controlled company" for the purposes of the NYSE listing requirements. As a "controlled company," we are permitted to, and we may opt out of the NYSE listing requirements that would require (i) a majority of the members of our board of directors to be independent, (ii) that we establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or (iii) that the compensation of our executive officers and nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors. The NYSE listing requirements are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of NRG may in some circumstances conflict with our interests and the interests of holders of our Class C common stock.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to holders of our Class C common stock, and could make it more difficult for you to change management.

          Provisions of our second amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that holders of our Class C common stock may consider favorable, including transactions in which such stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove members of our management. These provisions include:

  •
  a prohibition on stockholder action through written consent;

  •
  a requirement that special meetings of stockholders be called upon a resolution approved by a majority of our directors then in office;

  •
  advance notice requirements for stockholder proposals and nominations; and

  •
  the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

          Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. As a result of these provisions in our charter documents, the price investors may be willing to pay in the future for shares of our Class C common stock may be limited. See "Description of Capital Stock — Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws" in the accompanying prospectus.

          Additionally, our second amended and restated certificate of incorporation, prohibits any person and any of its associate or affiliate companies in the aggregate, "public utility" (as defined in the FPA) or "holding company" (as defined in the PUHCA) from acquiring, through this offering or in subsequent purchases other than secondary market transactions, an amount of our Class A common stock or our Class C common stock sufficient to result in a transfer of control without the prior written consent of our board of directors. See "Notice to Investors." While we do not anticipate that this offering will result in a transfer of control over any public utility owned by us, any such change of control, in addition to prior approval from our board of directors, would require prior authorization from FERC. Similar restrictions may apply to certain purchasers of our securities which are "holding companies" under PUHCA regardless of whether our securities are purchased in this offering, subsequent offerings by us or NRG, in open market transactions or otherwise. A purchaser of our securities which is a holding company will need to determine whether a given purchase of our securities may require prior FERC approval.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our Class C common stock.

          We are in a capital intensive business, and may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. As a result, we may require additional funds from further equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt to complete future acquisitions, expansions and capital expenditures and pay the general and administrative costs of our business. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our Class C common stock offered hereby. Under our second amended and restated certificate of incorporation, we are authorized to issue

500,000,000 shares of Class A common stock, 500,000,000 shares of Class B common stock, 1,000,000,000 shares of Class C common stock and 1,000,000,000 shares of Class D common stock. The potential issuance of additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our Class C common stock. We may also issue additional shares of our Class C common stock or other securities that are convertible into or exercisable for our Class C common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the offering price for our Class C common stock in this offering.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class C common stock adversely, the stock price and trading volume of our Class C common stock could decline.

          The trading market for our Class C common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class C common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class C common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our Class C common stock to decline.

Future sales of our common stock by NRG may cause the price of our Class C common stock to fall.

          The market price of our Class C common stock could decline as a result of sales by NRG of such shares (issuable to NRG upon the exchange of some or all of its Yield LLC Class D units) or shares of our Class A common stock (issuable to NRG upon the exchange of some or all of its Yield LLC Class B units) in the market, or the perception that these sales could occur. The market price of our Class C common stock may also decline as a result of NRG disposing or transferring some or all of our outstanding Class B common stock or Class D common stock, which disposals or transfers would reduce NRG's ownership interest in, and voting control over, us. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

          NRG and certain of its affiliates have certain demand and piggyback registration rights with respect to shares of our Class A common stock issuable upon the exchange of Yield LLC's Class B units or our Class C common stock issuable upon the exchange of Yield LLC's Class D units. The presence of additional shares of our Class A common stock or our Class C common stock trading in the public market, as a result of the exercise of such registration rights may have a material adverse effect on the market price of our securities.

Risks Related to Taxation

          In addition to reading the following risk factors, if you are a non-U.S. investor, please read "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of shares of our Class C common stock.

Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income.

          We expect to generate NOLs and NOL carryforwards that we can utilize to offset future taxable income. Based on our current portfolio of assets, which include renewable assets that benefit from an accelerated tax depreciation schedule, and subject to potential tax audits, which may result in income, sales, use or other tax obligations, we do not expect to pay significant federal income tax for a period of approximately ten years. While we expect these losses will be available to us as a future benefit, in the event that they are not generated as expected, successfully challenged by the IRS (in a tax audit or otherwise) or subject to future limitations as discussed below, our ability to realize these benefits may be limited. A reduction in our expected NOLs, a limitation on our ability to use such losses or future tax audits, may result in a material increase in our estimated future income tax liability and may negatively impact our liquidity and financial condition.

Our ability to use NOLs to offset future income may be limited.

          Our ability to use NOLs could be substantially limited if we were to experience an "ownership change" as defined under Section 382 of the Code. In general, an "ownership change" would occur if our "5-percent shareholders," as defined under Section 382 of the Code, collectively increased their ownership in us by more than 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. Future sales of any class of our common stock by NRG, as well as future issuances by us, could contribute to a potential ownership change.

A valuation allowance may be required for our deferred tax assets.

          Our expected NOLs are reflected as a deferred tax asset as they are generated until utilized to offset income. Valuation allowances may need to be maintained for deferred tax assets that we estimate are more likely than not to be unrealizable, based on available evidence at the time the estimate is made. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, statutory tax rates and future taxable income levels and based on input from our auditors, tax advisors or regulatory authorities. In the event that we were to determine that we would not be able to realize all or a portion of our net deferred tax assets in the future, we would reduce such amounts through a charge to income tax expense in the period in which that determination was made, which could have a material adverse impact on our financial condition and results of operations and our ability to maintain profitability.

Distributions to holders of our Class C common stock may be taxable as dividends.

          It is possible that distributions that we make with respect to our Class C common stock will be taxable for U.S. federal income tax purposes. The amount of the distributions that will be treated as taxable for U.S. federal income tax purposes will depend on the amount of our current and accumulated earnings and profits. Generally, a corporation's earnings and profits are computed based upon taxable income, with certain specified adjustments. Distributions will constitute ordinary dividend income to the extent paid from our current or accumulated earnings and profits, and a nontaxable return of capital to the extent of a stockholder's basis in his or her Class C common stock. Distributions in excess of our current and accumulated earnings and profits and in excess of a stockholder's basis will be treated as gain from the sale of the Class C Common stock. See "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders" below.

USE OF PROCEEDS

          Assuming no exercise of the underwriters' option to purchase additional shares of Class C common stock, we expect to receive approximately $579.4 million of net proceeds from the sale of the Class C common stock offered hereby based upon the assumed offering price of $24.47 per share, the last reported sale price of our Class C common stock on June 19, 2015, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise in full their option to purchase additional shares of Class C common stock, we estimate that the net proceeds to us will be approximately $666.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

          We intend to use the net proceeds from this offering to acquire newly issued Yield LLC Class C units, representing 13.69% of Yield LLC's outstanding membership units after this offering, from Yield LLC. We intend to cause Yield LLC to use such proceeds, together with cash on hand: (i) to fund our $285 million acquisition of a 25% equity interest in the Desert Sunlight solar facilities; and (ii) if consummated, to repay a portion of the $490 million of outstanding project debt associated with the Alta X and Alta XI wind facilities, which has an interest rate of LIBOR plus 2% and a maturity date of 2021, in connection with the proposed tax equity financing of such assets. Any funds remaining are expected to be used, or in the event that either the Desert Sunlight acquisition or the Alta X and Alta XI tax equity financing are not consummated for any reason, such funds are expected to be used for repayment of other indebtedness, including under our revolving credit facility, and for general corporate purposes, including future acquisitions of additional assets from NRG or third parties.

 CAPITALIZATION

          The following table sets forth the cash and cash equivalents and consolidated capitalization as of March 31, 2015 on (i) a historical basis from our consolidated financial statements, which reflects the Recapitalization; and (ii) a pro forma as adjusted basis to reflect the Recapitalization and this offering, in each case, as if it had occurred on such date.

          You should read the following table in conjunction with the sections entitled "Use of Proceeds," "Selected Historical Combined Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference into this prospectus supplement from our First Quarter 10-Q, and our unaudited financial statements and related notes thereto included elsewhere or incorporated by reference in this prospectus supplement.

	March 31, 2015
(in millions except shares)	Actual(a)	Pro Forma (as adjusted for the Recapitalization and this offering)(b)
Cash and restricted cash:
Cash and cash equivalents	$114	$714
Restricted cash	46	46

Total cash and restricted cash	$160	$760

Long-term debt:
Amended and Restated Credit Agreement	$195	$195
3.5% Convertible Senior Convertible Notes due 2019(c)	327	327
Senior Notes due 2024	500	500
Project-level debt	3,915	3,915

Total long-term debt	4,937	4,937

Equity:
Class A common stock, par value $0.01 per share, 500,000,000 authorized; 34,586,250 issued and outstanding actual and as adjusted	—	—
Class B common stock, par value $0.01 per share, 500,000,000 authorized; 42,738,750 issued and outstanding, actual and as adjusted	—	—
Class C common stock, par value $0.01 per share, 1,000,000,000 authorized; 34,586,250 shares issued and outstanding, actual and 59,106,250 shares issued and outstanding as adjusted	—	—
Class D common stock, par value $0.01 per share, 1,000,000,000 authorized; 42,738,750 shares issued and outstanding, actual and 42,738,750 shares issued and outstanding as adjusted	—	—
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in-capital	1,235	1,835
Accumulated deficit	(2)	(2)
Accumulated other comprehensive loss	(23)	(23)
Noncontrolling interest	131	131

Total equity	1,341	1,941

Total capitalization	6,278	6,878

(a)
Actual amounts give effect to the Recapitalization.

(b)
Amounts as adjusted for this offering assume proceeds from this offering of $600 million, based on 24,520,000 shares at a closing price of $24.47, before underwriting discounts and commissions and estimated offering expenses payable by us and do not reflect the use of proceeds described in "Use of Proceeds" due to the uncertainty related to these transactions.

(c)
Net of discount of $18 million.

 PRICE RANGE OF OUR COMMON STOCK

          Our Class A common stock has been listed on NYSE under the symbol "NYLD" since July 17, 2013 and under the symbol "NYLD.A" since May 15, 2015. Prior to July 17, 2013, there was no public market for our stock. Our Class C common stock has been listed on the NYSE under the symbol "NYLD" since May 15, 2015. Prior to that time, there was no public market for our Class C common stock. The following table sets forth, for the indicated periods, the high and low sales prices per share for our Class A common stock and Class C common stock on the NYSE. The sales prices below are adjusted to give effect to the stock split which occurred in connection with the Recapitalization.

	High	Low
2013:
Third quarter (starting July 17, 2013)	$15.63	$13.25
Fourth quarter	20.59	15.035
2014:
First quarter	$20.285	$17.44
Second quarter	26.595	19.72
Third quarter	27.575	23.445
Fourth quarter	25.42	19.815
2015:
First quarter	$27.82	$23.57
Second quarter
Class A common stock (through June 19, 2015)*	27.87	22.80
Class C common stock (from May 15, 2015 through June 19, 2015)*	28.11	23.07

*
Reflects actual post-stock split sales prices per share.

          Our Class B common stock and our Class D common stock is neither listed nor traded.

          As of June 19, 2015, the last reported sale price of our Class A common stock on the NYSE was $24.40 per share and the last reported sale price of our Class C common stock on the NYSE was $24.47 per share. As of June 19, 2015, there was one holder of record of our Class A common stock and one holder of record of our Class C common stock. The number of record holders does not include persons who held our Class A common stock or our Class C common stock in nominee or "street name" accounts through brokers.

CASH DIVIDEND POLICY

          We intend to pay a regular quarterly dividend to holders of our Class A common stock and Class C common stock. We expect to pay a quarterly dividend on or about the 75th day following the expiration of each fiscal quarter to holders of our Class A common stock and Class C common stock of record on or about the 60th day following the last day of such fiscal quarter.

          The following table sets forth the per share dividends we have declared on our Class A common stock since the closing of our initial public offering and our Class C common stock which was issued on May 14, 2015. The per share amounts presented in the table below are adjusted to give effect to the stock split which occured in connection with the Recapitalization.

Declaration Date	Record Date	Payment Date	Class of Common Stock	Amount Per Share
October 31, 2013	December 2, 2013	December 16, 2013	Class A common stock	$0.115	(1)
January 30, 2014	March 3, 2014	March 17, 2014	Class A common stock	$0.165
May 5, 2014	June 2, 2014	June 16, 2014	Class A common stock	$0.175
July 29, 2014	September 2, 2014	September 15, 2014	Class A common stock	$0.1825
November 5, 2014	December 1, 2014	December 15, 2014	Class A common stock	$0.1875
February 17, 2015	March 2, 2015	March 16, 2015	Class A common stock	$0.195
May 20, 2015	June 1, 2015	June 15, 2015	Class A common stock and Class C common stock	$0.20

(1)
Represents a prorated rate of $0.15 per share if such period had been a full fiscal quarter.

Rationale for Our Dividend

          In accordance with its operating agreement and in our capacity as the sole managing member, we intend to cause Yield LLC to make regular quarterly cash distributions to its members in an amount equal to the cash available for distribution generated during a given quarter less reserves for the prudent conduct of our business (including for, among other things, unplanned capital expenditures and dividend shortfalls as a result of seasonality in our cash flows), and to use the amount distributed to Yield Inc. to pay regular quarterly dividends to holders of our Class A common stock and our Class C common stock.

          Our dividend policy reflects a basic judgment that holders of our Class A common stock and our Class C common stock will be better served by distributing all of the cash distributions we receive from Yield LLC each quarter in the form of a quarterly dividend rather than retaining it. In addition, by providing for the provision of reserves each quarter after calculating cash available for distribution and thereby enabling Yield LLC to retain a portion of its cash generated from operations, we believe we will also provide better value to holders of our Class A common stock and our Class C common stock by maintaining the operating capacity of our assets and, in turn, dividend paying capacity.

          Our cash available for distribution is likely to fluctuate from quarter to quarter, in some cases significantly, as a result of the seasonality of our assets, maintenance and outage schedules among other factors. Accordingly, during quarters in which Yield LLC generates cash available for distribution in excess of the amount necessary to distribute to us to pay our stated quarterly dividend, we may cause it to reserve a portion of the excess to fund its cash distribution in future quarters. In quarters in which we do not generate sufficient cash available for distribution to fund our stated quarterly cash dividend, if our board of directors so determines, we may use sources of cash not included in our calculation of cash available for distribution, such as net cash provided by financing activities, network upgrade reimbursements, all or any portion of the cash on hand or, if applicable, borrowings under our amended and restated credit agreement, to pay dividends to holders of our Class A common stock and our Class C common stock. Although these other sources of cash may be substantial and available to fund a dividend payment in a particular period, we exclude these items from our calculation of cash available for distribution because we consider them non-recurring or otherwise not representative of the operating cash flows we typically expect to generate.

          In general, we expect that "cash available for distribution" each quarter will equal Adjusted EBITDA generated during the period plus cash distributions received from unconsolidated affiliates, less:

  •
  pro-rata Adjusted EBITDA from unconsolidated affiliates;

  •
  cash interest paid;

  •
  income tax paid;

  •
  maintenance capital expenditures;

  •
  change in other assets; and

  •
  principal payments on indebtedness in accordance with the related loan amortization schedules.

Limitations on Cash Dividends and Our Ability to Change Our Dividend Policy

          There is no guarantee that we will pay quarterly cash dividends to holders of our Class A common stock and our Class C common stock. We do not have a legal obligation to pay dividends. Our dividend policy may be changed at any time and is subject to certain restrictions and uncertainties, including the following:

  •
  The amount of our quarterly cash available for distribution could be impacted by restrictions on cash distributions contained in our project-level financing arrangements, which require that our project-level subsidiaries comply with certain financial tests and covenants in order to make such cash distributions. Similar restrictions are contained in our amended and restated credit agreement. Should we or any of our project-level subsidiaries be unable to satisfy these covenants or if any of us are otherwise in default under such facilities, we may be unable to receive sufficient cash distributions to pay our stated quarterly cash dividends notwithstanding our stated dividend policy.

  •
  As the sole managing member of Yield LLC, we and, accordingly, our board of directors, has the authority to establish, or cause Yield LLC to establish, cash reserves for the prudent conduct of our business and for future cash dividends to holders of our Class A common stock and our Class C common stock, and the establishment of or increase in those reserves could result in a reduction in cash dividends from levels we currently anticipate pursuant to our stated dividend policy. These reserves may account for the fact that our project-level cash flows may vary from year to year based on, among other things, changes in prices under offtake agreements, fuel supply and transportation agreements and other project contracts, changes in regulated transmission rates, compliance with the terms of non-recourse project-level financing including debt repayment schedules, the transition to market or recontracted pricing following the expiration of offtake agreements, working capital requirements and the operating performance of the assets. Furthermore, our board of directors may increase, or cause Yield LLC to increase reserves to account for the seasonality that has historically existed in our assets cash flows and the variances in the pattern and frequency of distributions to us from our assets during the year.

  •
  Prior to Yield LLC making any cash distributions to its members, Yield LLC will reimburse NRG and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the Management Services Agreement. Yield LLC's third amended and restated operating agreement does not limit the amount of expenses for which the Manager and its affiliates may be reimbursed. The Management Services Agreement provides that NRG will determine in good faith the expenses that are allocable to us. Accordingly, the reimbursement of expenses and payment of fees, if any, to the Manager and its affiliates will reduce the amount of our cash available for distribution.

  •
  Section 170 of the DGCL allows our board of directors to declare and pay dividends on the shares of our Class A common stock and our Class C common stock either:

  •
  out of its surplus, as defined in and computed in accordance with the DGCL; or

  •
  in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  •
  We may lack sufficient cash to pay dividends to holders of our Class A common stock and our Class C common stock due to cash flow shortfalls attributable to a number of operational, commercial or other factors, including low availability, as well as increases in our operating and/or general and administrative expenses, principal and interest payments on our outstanding debt, income tax expenses, working capital requirements or anticipated cash needs at our project-level subsidiaries.

  •
  Yield LLC's cash distributions to us and, as a result, our ability to pay or grow our dividends is dependent upon the performance of our subsidiaries and their ability to distribute cash to us. The ability of our project-level subsidiaries to make cash distributions to Yield LLC may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state corporation laws and other laws and regulations.

Our Ability to Grow our Business and Dividend

          We intend to grow our business primarily through the acquisition of contracted power assets, which, we believe, will facilitate the growth of our cash available for distribution and enable us to increase our dividend per share over time. However, the determination of the amount of cash dividends to be paid to holders of our Class A common stock and our Class C common stock will be made by our board of directors and will depend upon our financial condition, results of operations, cash flow, long-term prospects and any other matters that our board of directors deem relevant.

          We expect that we will rely primarily upon external financing sources, including commercial bank borrowings and issuances of debt and equity securities, to fund any future growth capital expenditures. To the extent we are unable to finance growth externally, our dividend policy could significantly impair our ability to grow because we do not currently intend to reserve a substantial amount of cash generated from operations to fund growth opportunities. If external financing is not available to us on acceptable terms, our board of directors may decide to finance acquisitions with cash from operations, which would reduce or even eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock and our Class C common stock. To the extent we issue additional shares of capital stock to fund growth capital expenditures, the payment of dividends on those additional shares may increase the risk that we will be unable to maintain or increase our per share dividend level. There are no limitations in our bylaws, and there will not be any limitations under our amended and restated credit agreement, on our ability to issue additional shares of capital stock, including preferred stock that would have priority over our Class A common stock and our Class C common stock with respect to the payment of dividends. Additionally, the incurrence of additional commercial bank borrowings or other debt to finance our growth would result in increased interest expense, which in turn may impact our cash available for distribution and, in turn, our ability to pay dividends to holders of our Class A common stock and our Class C common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

          The following is a summary of the material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class C common stock as of the date of this prospectus. Except where noted, this summary deals only with shares of our Class C common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

          Except as modified for estate tax purposes, a "non-U.S. holder" means a beneficial owner of shares of our Class C common stock that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  any entity or arrangement treated as a partnership for United States federal income tax purposes;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

          This summary is based upon provisions of the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date of the prospectus. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including, without limitation, if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, "controlled foreign corporation," "passive foreign investment company," a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class C common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class C common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

          We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class C common stock that are different from those discussed below.

          If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class C common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class C common stock, you should consult your tax advisors.

          If you are considering the purchase of shares of our Class C common stock, you should consult your own tax advisors concerning the particular United States federal income, estate and gift tax consequences to you of the ownership and disposition of the shares of our Class C common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

          We intend to pay cash distributions on shares of our Class C common stock for the foreseeable future. See "Cash Dividend Policy." Distributions on our Class C common stock will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class C common stock (determined on a share by share basis), but not below zero, and then to the extent of any excess over basis, will be treated as gain from the sale of stock.

          The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). To obtain the exemption from withholding on effectively connected income, a non-U.S. holder must provide us, our paying agent or other applicable withholding agent with a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

          A non-U.S. holder of shares of our Class C common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN of Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Class C common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. A non-U.S. holder who provides us, our paying agent or other applicable withholding agent with an IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

          It is possible that a distribution made to a non-U.S. holder may be subject to over-withholding because, for example, at the time of the distribution we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any over-withholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the over-withheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any over-withheld amounts.

Gain on Disposition of Shares of Our Class C Common Stock

          Any gain realized by a non-U.S. holder on the disposition of shares of our Class C common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

  •
  our Class C common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Class C common stock.

          In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain United States source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

          We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets and because the definition of U.S. real property is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we become a USRPHC, however, as long as our Class C common stock is regularly traded on an established securities market, as to which there can be no assurance, such Class C common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded Class C common stock at any time during the applicable period described above.

Information Reporting and Backup Withholding

          We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

          In addition, you may be subject to information reporting requirements and backup withholding tax with respect to dividends paid on, and the proceeds of disposition of, shares of our Class C common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our Class C common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S.-related person"), information reporting and backup withholding tax generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

          Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Foreign Accounts

          The Foreign Account Tax Compliance Act (the "FATCA"), generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from the sale or other disposition of our Class C common stock, paid to a "foreign financial institution" (as specifically defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from the sale or other disposition of our Class C common stock paid to a "non-financial foreign entity" (as specifically defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Class C common stock and, under current transitional rules, are expected to apply with respect to the gross proceeds from a sale or other disposition of our Class C common stock on or after January 1, 2017. Under certain circumstances, a non-United States holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Class C common stock.

Federal Estate Tax

          Shares of our Class C common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

 UNDERWRITING

          We, Yield LLC and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 3,678,000 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 3,678,000 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The Company and each of its directors and officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their classes of common stock or securities convertible into or exchangeable for shares of any class of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans.

          In connection with the offering, the underwriters may purchase and sell shares of Class C common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class C common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class C common stock. As a result, the price of the Class C common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

          The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or

(iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

          This prospectus supplement has not been registered as a prospectus supplement with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the "FIEA"). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

          This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

          The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

          The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities. The Company has also agreed to reimburse the underwriters for portions of their expenses in an amount up to $30,000 as set forth in the underwriting agreement.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, is the administrative agent and a letter of credit issuer under our revolving credit facility. In addition, Royal Bank of Canada is acting as sole left lead arranger and sole left lead book runner under our revolving credit facility. Affiliates of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc. and Mitsubishi UFJ Securities (USA), Inc. are lenders under our revolving credit facility. An affiliate of J.P. Morgan Securities LLC has been approved to become a lender under our revolving credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and for persons or entities who have relationships with us, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

          The validity of the Class C common stock offered hereby will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. The underwriters have been represented by Latham & Watkins, LLP, New York, New York. Ballard Spahr LLP has from time to time represented and may continue to represent NRG and some of its affiliates in connection with various legal matters.

EXPERTS

          The consolidated financial statements and schedule of NRG Yield, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the prospectus, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, except as they relate to GCE Holding LLC as of December 31, 2012 which have been audited by another independent registered public accounting firm, incorporated by reference herein and upon authority of said firms as experts in accounting and auditing, and contain an explanatory paragraph that states that the scope of management's assessment of their effectiveness of internal control over financial reporting excludes the operations of the Alta Wind Portfolio.

          The financial statements of GCE Holding LLC at December 31, 2012 and for the year ended December 31, 2012 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of NRG Yield, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to GCE Holding LLC's related party transactions as described in the "Related Party Transaction" note to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference herein and in the prospectus, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

          The financial statements of Laredo Ridge Wind, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference in this prospectus supplement by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon given on the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of WCEP Holdings, LLC as of December 31, 2013, and for the year ended December 31, 2013, have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Tapestry Wind, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

          The SEC allows the "incorporation by reference" of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) are incorporated by reference herein:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 27, 2015.

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on March 26, 2015.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 8, 2015.

  •
  Our Current Reports on Form 8-K filed on August 18, 2014 as amended by Amendment No. 1 to Form 8-K filed on October 14, 2014, January 6, 2015 as amended by Amendment No. 1 to Form 8-K filed on January 16, 2015, February 27, 2015 (in connection with entry into a supplemental indenture), March 9, 2015, March 12, 2015, April 15, 2015, April 16, 2015, May 5, 2015, May 8, 2015 (in connection with entry into a supplemental indenture), May 15, 2015, May 22, 2015, June 9, 2015 and June 18, 2015.

  •
  The description of our Class C common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on May 8, 2015, to register such securities under the Exchange Act including any amendment or report filed for the purpose of updating such description.

          Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the reporting, proxy and information requirements of the Exchange Act, and as a result are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

          You may read and copy the reports and other information we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC's website is an inactive textual reference only and is not a hyperlink.

          Additionally, our filings with the SEC, including our 2014 Annual Report, First Quarter 10-Q, Current Reports on Form 8-K, 2015 Proxy Statement and amendments to those reports and schedules, are available free of charge on our website (http://www.nrgyield.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to our Class C common stock. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations Department
NRG Yield, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500

PROSPECTUS

NRG Yield, Inc.

Class A Common Stock
Class C Common Stock
Debt Securities
Preferred Stock

        NRG Yield, Inc., from time to time, may offer to sell Class A common stock, Class C common stock, senior or subordinated debt securities, and preferred stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our Class A common stock, our Class C common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis.

        Our Class A common stock is traded on the New York Stock Exchange under the symbol "NYLD.A." Our Class C common stock is traded on the New York Stock Exchange under the symbol "NYLD."

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" on page 2 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the related prospectus supplement, before making a decision to invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2015.

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any related prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the related prospectus supplement. This prospectus and any related prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained, or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

        Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to "Yield," "the Company," "we," "us" and "our" and similar terms refer to NRG Yield, Inc. and its direct and indirect subsidiaries on a consolidated basis. References in this prospectus to Yield Inc. refer to NRG Yield, Inc. and not any of its subsidiaries, unless the context otherwise requires. References to our "common stock" or our "preferred stock" refer to the common stock or preferred stock of NRG Yield, Inc. and not any of its subsidiaries, unless the context otherwise requires.

ii

FORWARD-LOOKING STATEMENTS

        This prospectus, any related prospectus supplement, and the documents incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). The words "believes," "projects," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We believe these factors include but are not limited to those described under "Risk Factors" in this prospectus, any related prospectus supplement, and the documents incorporated by reference herein or therein. These factors, risks and uncertainties include, but are not limited to, the following:

  •
  our ability to maintain and grow our quarterly dividend;

  •
  our ability to successfully identify, evaluate and consummate acquisitions from third parties;

  •
  our ability to acquire assets from NRG;

  •
  our ability to raise additional capital due to our indebtedness, corporate structure, market conditions or otherwise;

  •
  hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

  •
  our ability to operate our businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from our asset-based businesses in relation to our debt and other obligations;

  •
  the willingness and ability of counterparties to our offtake agreements to fulfill their obligations under such agreements;

  •
  our ability to enter into contracts to sell power and procure fuel on acceptable terms and prices as current offtake agreements expire;

  •
  government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

  •
  operating and financial restrictions placed on us and our subsidiaries that are contained in the project-level debt facilities and other agreements of certain subsidiaries and project-level subsidiaries generally, in our revolving credit facility, in the indenture governing our 3.50% convertible senior notes due 2019 (the "3.50% Convertible Notes") and in the indenture governing NRG Yield Operating LLC's 5.375% senior notes due 2024; and

  •
  our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward.

        Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward looking statements included in this prospectus should not be construed as exhaustive.

iii

 SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk Factors" section and the other documents we refer to and incorporate by reference, in order to understand this offering fully. In particular, we incorporate important business and financial information into this prospectus by reference.

Our Company

        We are a dividend growth-oriented company formed to serve as the primary vehicle through which NRG Energy, Inc. (NYSE: NRG) ("NRG") owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. We believe we are well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.

        We own a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States. Our contracted generation portfolio collectively represents 3,630 net MW as of March 31, 2015. "Net MW" or "net MWt" refers to the maximum, or rated, power generating capacity, in Megawatts ("MW") or Megawatts Thermal ("MWt"), of a facility or group of facilities multiplied by our percentage ownership interest in such facility as of the date of this prospectus. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with credit-worthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of March 31, 2015, based on cash available for distribution. We also own thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,310 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

        We were incorporated as a Delaware corporation on December 20, 2012. Our Class A common stock is listed on the New York Stock Exchange under the symbol "NYLD.A," and our Class C common stock is listed on the New York Stock Exchange under the symbol "NYLD." Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is www.nrgyield.com. Information on our website is not part of this prospectus and is not incorporated into this prospectus by reference.

        You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and the other reports we file with the SEC. See "Where You Can Find More Information."

RISK FACTORS

        Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC, and in any prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated are stated below. For this purpose, "earnings" include pre-tax income (loss) before adjustments for minority interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

		Year Ended December 31,
	Three Months Ended March 31, 2015
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	1.24	1.61	2.67	0.88	1.58	1.64

        We do not have any shares of preferred stock outstanding as of March 31, 2015. Our ratio of earnings to combined fixed charges and preference dividends for any given period is equivalent to our ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our second amended and restated certificate of incorporation and our second amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand them fully, you should read our second amended and restated certificate of incorporation and our second amended and restated bylaws, both of which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of:

            (i)  500,000,000 shares of Class A common stock, par value $0.01 per share, of which 34,586,250 shares are issued and outstanding;

           (ii)  500,000,000 shares of Class B common stock, par value $0.01 per share, of which 42,738,750 shares are issued and outstanding;

          (iii)  1,000,000,000 shares of Class C common stock, par value $0.01 per share, of which 34,586,250 shares are issued and outstanding;

          (iv)  1,000,000,000 shares of Class D common stock, par value $0.01 per share, of which 42,738,750 shares are issued and outstanding; and

           (v)  10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.

        In addition (i) an aggregate of 2,000,000 shares of our Class A common stock and Class C common stock are reserved for issuance under our equity-based compensation plans, (ii) an aggregate of 42,738,750 shares of our Class A common stock are reserved for issuance upon the exchange of Class B units, (iii) an aggregate of 42,738,750 shares of our Class C common stock are reserved for issuance upon the exchange of Class D units, and (iv) 18,898,893 shares of our Class A common stock are reserved for issuance upon conversion of our outstanding 3.50% Convertible Notes. Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Voting Rights

        Each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of our Class A common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our Board of Directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend Rights

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. Dividends upon our Class A common stock may be declared by our Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. The holders of Class A common stock and Class C common stock will share ratably in all dividends as may be declared by our Board of Directors in respect of our outstanding common stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock, subject only to the right of the holders of shares of our Class B common stock and Class D common stock to receive payment for the par value of their shares in connection with our liquidation.

Other Rights

        Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "NYLD.A."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Computershare Shareowner Services, LLC.

Class B Common Stock

Voting Rights

        Each share of Class B common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class B common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of our Class B common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our Board of Directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

        Holders of our Class B common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class B common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock and Class C common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class B common stock in connection with our liquidation.

Mandatory Redemption

        Shares of Class B common stock are subject to redemption at a price per share equal to par value upon the conversion of Class B units of NRG Yield LLC ("Yield LLC") to Class A units. Shares of Class B common stock so redeemed are automatically cancelled and are not available to be reissued.

Class C Common Stock

Voting Rights

        Each share of Class C common stock entitles the holder to 1/100th of one vote with respect to each matter presented to our stockholders on which the holders of Class C common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of shares of our Class C common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our Board of Directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend Rights

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class C common stock will be entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. Dividends upon shares of our Class C common stock may be declared by our Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. The holders of shares of Class C common stock and Class A common stock will share ratably in all dividends as may be declared by our Board of Directors in respect of our outstanding common stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on shares of our Class C common stock will be limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of shares of our Class C common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock, subject only to the right of the holders of shares of our Class B common stock and Class D common stock to receive payment for the par value of their shares in connection with our liquidation.

Other Rights

        Holders of shares of our Class C common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when issued, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of shares of our Class C common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Equal Status

        Except as expressly provided in our second amended and restated certificate of incorporation, including with respect to voting rights, shares of Class C common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock as to all matters, including in the event of a liquidation or in connection with a change of control. In the event of any merger, consolidation, or other business combination requiring the approval of our stockholders entitled to vote thereon (whether or not we are the surviving entity), the holders of shares of Class C common stock shall receive the same amount and form of consideration on a per share basis as the consideration, if any, received by holders of shares of Class A common stock in connection with such merger, consolidation or combination (and if holders of shares of Class A common stock are entitled to make an election as to the amount or form of consideration that such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class A common stock, then the holders of shares of Class C common stock shall be entitled to make the same election as to their shares of Class C common stock). In the event of any (i) tender or exchange offer to acquire any shares of Class A common stock or Class B common stock by any third party pursuant to an agreement to which we are a party; or (ii) any tender or exchange offer or any other redemption or repurchase by us to acquire any shares of Class A common stock or Class B common stock, the holders of shares of Class C common stock shall receive the same amount and form of consideration on a per share basis as the consideration received by holders of shares of Class A common stock (and if holders of shares of Class A common stock are entitled to make an election as to the amount or form of consideration that such holders shall receive in any such tender or exchange offer or other repurchase with respect to their shares of Class A common stock, then the holders of shares of Class C common stock shall be entitled to make the same election as to their shares of Class C common stock).

Listing

        Our Class C common stock is listed on the NYSE under the symbol "NYLD."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class C common stock is Computershare Shareowner Services, LLC.

Class D Common Stock

Voting Rights

        Each share of Class D common stock entitles the holder to 1/100th of one vote with respect to each matter presented to our stockholders on which the holders of Class D common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of shares of our Class D common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our Board of Directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of our Class A common stock, Class B common stock, Class C common stock, and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

        Holders of shares of our Class D common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class D common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock and Class C common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class D common stock in connection with our liquidation.

Mandatory Redemption

        Shares of Class D common stock are subject to redemption at a price per share equal to par value upon the conversion of Class D units of Yield LLC. Shares of Class D common stock so redeemed are automatically cancelled and are not available to be reissued.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock and Class C common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock and Class C common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Preferred Stock

        Under our second amended and restated certificate of incorporation, we will continue to be authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding.

        Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Corporate Opportunity

        As permitted under the Delaware General Corporation Law ("DGCL"), in our second amended and restated certificate of incorporation, we renounced any interest or expectancy in, or any offer of an opportunity to participate in, specified business opportunities that are presented to us or one or more of our officers, directors or stockholders. In recognition that directors, officers and/or employees of NRG may serve as our directors and/or officers, and NRG and its affiliates, not including us (the "NRG Entities") may engage in similar activities or lines of business that we do, our second amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the NRG Entities. Specifically, none of the NRG Entities will have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that a director or officer of any NRG Entity who also is one of our directors or officers acquires knowledge of a potential transaction or matter which may be a corporate opportunity for any of the NRG Entities and us, we will not have any expectancy in such corporate opportunity, and the director or officer will not have any duty to present such corporate opportunity to us and may pursue or acquire such corporate opportunity for himself/herself or direct such opportunity to another person. A corporate opportunity that an officer or director of ours who is also a director or officer of any of the NRG Entities acquires knowledge of will not belong to us unless the corporate opportunity at issue is expressly offered in writing to such person solely in his or her capacity as a director or officer of ours. In addition, even if a business opportunity is presented to an officer or director of any of the NRG Entities, the following corporate opportunities will not belong to us: (1) those we are not financially able, contractually permitted or legally able to undertake; (2) those not in our line of business; (3) those of no practical advantage to us; and (4) those in which we have no interest or reasonable expectancy. Except with respect to our directors and/or officers who are also directors and/or officers of any of the NRG Entities, the corporate opportunity doctrine applies as construed pursuant to applicable Delaware laws, without limitation.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        In addition to the disproportionate voting rights that NRG will have following this offering as a result of its ownership of our Class B common stock and Class D common stock, some provisions of Delaware law contain, and our second amended and restated certificate of incorporation and our second amended and restated bylaws described below contain, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our Board of Directors to issue preferred stock with superior voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Meetings and Elections of Directors

        Special Meetings of Stockholders.    Our second amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by our Board of Directors by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

        Elimination of Stockholder Action by Written Consent.    Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that holders of our common stock cannot act by written consent in lieu of a meeting.

        Vacancies.    Any vacancy occurring on our Board of Directors and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock.

Amendments

        Amendments of Certificate of Incorporation.    The provisions described above under "—Special Meetings of Stockholders," "—Elimination of Stockholder Action by Written Consent" and "—Vacancies" may be amended only by the affirmative vote of holders of at least two-thirds of the combined voting power of outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

        Amendment of Bylaws.    Our Board of Directors has the power to make, alter, amend, change or repeal our bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office.

Notice Provisions Relating to Stockholder Proposals and Nominees

        Our second amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

        Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our Board of Directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to our Board of Directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.

        To be timely, a stockholder's notice must be received at our principal executive offices:

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  in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year's annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us;

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  in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

        With respect to special meetings of stockholders, our second amended and restated bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.

Delaware Antitakeover Law

        We have opted out of Section 203 of the DGCL. However, our second amended and restated certificate of incorporation provides that in the event NRG and its affiliates cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

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  prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments

        Any amendments to our second amended and restated certificate of incorporation, subject to the rights of holders of our preferred stock, regarding the provisions thereof summarized under "—Corporate Opportunity" or "—Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws" will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

Third Amended and Restated Limited Liability Company Agreement of Yield LLC

        The following is a description of the material terms of Yield LLC's third amended and restated limited liability company agreement.

Governance

        Yield Inc. serves as the sole managing member of Yield LLC. As such, Yield Inc., and effectively our Board of Directors, controls the business and affairs of Yield LLC and is responsible for the management of its business. No other member of Yield LLC, in its capacity as such, has any authority or right to control the management of Yield LLC or to bind it in connection with any matter. Any amendment, supplement or waiver of the Yield LLC operating agreement must be approved by a majority of our independent directors.

Voting and Economic Rights of Members

        Yield LLC has issued four classes of units: Class A units and Class C units, which may only be issued to Yield Inc., as the sole managing member, and Class B units and Class D units, which may only be issued to NRG and held by NRG or its permitted transferees. Units of each of the four classes have equivalent economic and other rights, except that upon issuance, each holder of a Class B unit will also be issued a share of our Class B common stock and each holder of a Class D unit will also be issued a share of our Class D common stock. Each Class B unit is exchangeable for a share of our Class A common stock, subject to equitable adjustments for stock splits, dividends and reclassifications in accordance with the terms of the Amended and Restated Exchange Agreement (as described below), and each Class D unit is exchangeable for a share of our Class C common stock, subject to equitable adjustments for stock splits, dividends and reclassifications in accordance with the terms of the Amended and Restated Exchange Agreement. When NRG or its permitted transferee exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock, and the Class B unit will automatically convert into a Class A unit of Yield LLC issued to us. When NRG or its permitted transferee exchanges a Class D unit of Yield LLC for a share of our Class C common stock, we will automatically redeem and cancel a corresponding share of our Class D common stock, and the Class D unit will automatically convert into a Class C unit of Yield LLC issued to us. None of the units have any voting rights.

        Net profits and net losses and distributions by Yield LLC are allocated and made to holders of units in accordance with the respective number of membership units of Yield LLC held. Yield LLC will make distributions to us and NRG for the purpose of funding tax obligations in respect of income of Yield LLC that is allocated to the members of Yield LLC. However, Yield LLC may not make any distributions to its members if doing so would violate any agreement to which it is then a party or any law then applicable to it, have the effect of rendering it insolvent or result in it having net capital lower than that required by applicable law. Additionally, because all of our operations are conducted through NRG Yield Operating, LLC ("Yield Operating LLC"), and Yield Operating LLC's Amended and Restated Credit Agreement restricts the ability of Yield Operating LLC to make distributions to

Yield LLC, Yield LLC may not have any funds available to make distributions to us and NRG (including with respect to tax obligations).

Coordination of Yield Inc. and Yield LLC

        At any time Yield Inc. issues a share of its Class A common stock or Class C common stock for cash, the net proceeds therefrom will promptly be transferred to Yield LLC and Yield LLC will either:

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  transfer a newly issued Class A unit of Yield LLC to Yield Inc. in the case of the issuance of a share of Class A common stock, or transfer a newly issued Class C unit of Yield LLC to Yield Inc. in the case of the issuance of a share of Class C common stock; or

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  use the net proceeds to purchase a Class B unit of Yield LLC from NRG in the case of the issuance of a share of Class A common stock, which Class B unit will automatically convert into a Class A unit of Yield LLC when transferred to Yield Inc. or use the net proceeds to purchase a Class D unit of Yield LLC from NRG in the case of the issuance of a share of Class C common stock, which Class D unit will automatically convert into a Class C unit of Yield LLC when transferred to Yield Inc.

        In the event Yield LLC purchases a Class B unit or a Class D unit of Yield LLC from NRG, Yield Inc. will concurrently redeem and cancel the corresponding share of its Class B common stock or Class D common stock, as applicable.

        If Yield Inc. issues other classes or series of equity securities, Yield LLC will issue, and Yield Inc. will use the net proceeds therefrom to purchase, an equal amount of units with designations, preferences and other rights and terms that are substantially the same as Yield Inc.'s newly-issued equity securities. Conversely, if Yield Inc. elects to redeem any shares of its Class A common stock or Class C common stock (or its equity securities of other classes or series) for cash, Yield LLC will, immediately prior to such redemption, redeem an equal number of Class A units or Class C units (or its units of the corresponding classes or series) held by Yield Inc. upon the same terms and for the same price, as the shares of Class A common stock or Class C common stock (or equity securities of such other classes or series) so redeemed.

Issuances and Transfer of Units

        Class A units and Class C units may only be issued to Yield Inc., as the sole managing member of Yield LLC, and are non-transferable except upon redemption by Yield LLC. Class B units and Class D units may only be issued to NRG. Class B units and Class D units may not be transferred without our consent, subject to such conditions as we may specify, except NRG may transfer Class B units or Class D units to a permitted transferee (including an affiliate) without our consent. NRG may not transfer any Class B units or Class D units to any person unless NRG transfers an equal number of shares of our Class B common stock or Class D common stock, as applicable, to the same transferee.

Amended and Restated Exchange Agreement

        We entered into an amended and restated exchange agreement pursuant to which NRG (and certain permitted assignees and permitted transferees who acquire Class B units or Class D units of Yield LLC) may from time to time cause Yield LLC to exchange its Class B units for shares of our Class A common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends and reclassifications, or to exchange its Class D units for shares of our Class C common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends, and reclassifications (the "Amended and Restated Exchange Agreement"). The Amended and Restated Exchange Agreement also provides that, subject to certain exceptions, holders do not have the right to cause Yield LLC to exchange Class B or Class D units if Yield LLC determines that such exchange would be prohibited by law or regulation or would violate other agreements to which Yield Inc. may be subject, and Yield Inc. may impose additional restrictions on exchange that it determines necessary or advisable so that Yield LLC is not treated as a "publicly traded partnership" for U.S. federal income tax purposes.

        When NRG or its permitted transferee exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock and the Class B unit will automatically convert into a Class A unit when issued to Yield Inc. Similarly, when NRG or its permitted transferee exchanges a Class D unit of Yield LLC for a share of our Class C common stock, we will automatically redeem and cancel a corresponding share of our Class D common stock and the Class D unit will automatically convert into a Class C unit when issued to Yield Inc. As a result, when a holder exchanges its Class B units for shares of our Class A common stock, or its Class D units for shares of our Class C common stock, our interest in Yield LLC will be correspondingly increased. We have reserved for issuance 42,738,750 shares of our Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issued over time upon the exchange of all Class B units of Yield LLC currently outstanding, and 42,738,750 shares of our Class C common stock, which is the aggregate number of shares of Class C common stock expected to be issued over time upon the exchange of all Class D units of Yield LLC currently outstanding.

Indemnification and Exculpation

        To the extent permitted by applicable law, Yield LLC will indemnify its managing member, our authorized officers and our other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred in connection with serving in such capacities, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

        Such authorized officers and other employees and agents will not be liable to Yield LLC, its members or their affiliates for damages incurred as a result of any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

Amended and Restated Registration Rights Agreement

        We entered into an amended and restated registration rights agreement with NRG pursuant to which NRG and its affiliates will be entitled to demand registration rights, including the right to demand that a shelf registration statement be filed, and "piggyback" registration rights, for shares of our Class A common stock that are issuable upon exchange of Class B units of Yield LLC that it owns, and for shares of our Class C common stock that are issuable upon exchange of Class D units of Yield LLC that it owns.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be convertible or non-convertible. Our debt securities will be issued under an indenture to be entered into between us and Law Debenture Trust Company of New York.

        We have summarized certain general features of the debt securities from the indenture. A form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the related prospectus supplement.

General

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

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  title and aggregate principal amount;

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  whether the securities will be senior or subordinated;

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  applicable subordination provisions, if any;

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  whether securities issued by us will be entitled to the benefits of any form of guarantee;

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  conversion or exchange into other securities;

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  whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  redemption (including upon a "change of control") or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  conversion or exchange features;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  extent to which a secondary market for the securities is expected to develop;

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  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and as otherwise described in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

 PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

        We may sell securities from time to time in one or more transactions separately or in combination. We may sell the securities of or within any series to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue securities as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

        Agents whom we designate may solicit offers to purchase the securities.

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  If required, we will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

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  Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

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  Agents may be deemed to be underwriters under the Securities Act of 1933, of any of the securities that they offer or sell.

        We may use an underwriter or underwriters in the offer or sale of the securities.

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  If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

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  We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

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  The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell the securities.

        We may use a dealer to sell the securities.

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  If we use a dealer, we will sell the securities to the dealer, as principal.

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  The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells the securities.

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  We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

        We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

        We may engage in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market on an exchange or otherwise.

        We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

        We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

        We may authorize agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

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  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

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  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

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  We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

        Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

        Unless otherwise specified in connection with a particular underwritten offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

        We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately-negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement that includes this prospectus).

        We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker's transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

        We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the related prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the related prospectus supplement. Such third parties may transfer their short positions to investors in the securities or in connection with a concurrent offering of other securities offered by this prospectus and the related prospectus supplement or otherwise.

        We may sell shares of our common stock under a direct stock purchase and dividend reinvestment plan to be established after the date of this prospectus. The terms of any such plan will be set forth in the applicable prospectus supplement.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities that may be offered hereby will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. If legal matters in connection with the offering made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements and schedule of NRG Yield, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the prospectus, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, except as they relate to GCE Holding LLC as of December 31, 2012 which have been audited by another independent registered public accounting firm, incorporated by reference herein, and upon authority of said firms as experts in accounting and auditing and contain an explanatory paragraph that states that the scope of management's assessment of their effectiveness of internal control over financial reporting excludes the operations of the Alta Wind Portfolio.

        The financial statements of GCE Holding LLC at December 31, 2012 and for the year ended December 31, 2012 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of NRG Yield, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to GCE Holding LLC's related party transactions as described in the "Related Party Transaction" note to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference herein and in the prospectus, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        The financial statements of Laredo Ridge Wind, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of WCEP Holdings, LLC as of December 31, 2013, and for the year ended December 31, 2013, have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Tapestry Wind, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Combined Financial Statements

        On August 12, 2014, we acquired the Alta Wind Portfolio of Terra-Gen Power, LLC (the "Alta Wind Portfolio") and on January 2, 2015, we acquired Walnut Creek, Laredo Ridge and the Tapestry projects (the "EME-NYLD-Eligible Assets") from NRG. On June 30, 2014, we acquired El Segundo, TA High Desert and Kansas South (the "Acquired ROFO Assets") from NRG. The acquisitions of the EME-NYLD-Eligible Assets and the Acquired ROFO Assets (collectively, the "Drop Down Assets") was accounted for in accordance with ASC 850-50, Business Combinations—Related Issues, where the assets and liabilities transferred to us relate to interests under common control by NRG and accordingly, were recorded at historical cost. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, our consolidated financial statements reflect the transfers as if they had taken place from the beginning of the financial statements period, or from the date the entities were under common control, which was January 1, 2013 for El Segundo, May 13, 2013, for Kansas South, March 28, 2013, for TA High Desert and April 1, 2014, for Laredo Ridge, Walnut Creek and Tapestry. For Kansas South, TA High Desert, Laredo Ridge, Walnut Creek and Tapestry, the dates represent the dates these entities were acquired by NRG.

        The Unaudited Pro Forma Consolidated Combined Income Statement (the "pro forma income statement") combines our historical consolidated income statement, the pre-acquisition income statements of the EME-NYLD-Eligible Assets, and the pre-acquisition combined income statement of the Alta Wind Portfolio, to illustrate the potential effect of the above mentioned transactions. The balance sheet as of December 31, 2014 incorporated by reference in this prospectus reflects the acquisitions of the Alta Wind Portfolio and the EME-NYLD-Eligible Assets and accordingly, only the pro forma income statement is presented below. The pro forma income statement was based on the:

  •
  accompanying notes to the Unaudited Pro Forma Consolidated Combined Financial Statements;

  •
  our consolidated financial statements for the year ended December 31, 2014 and notes relating thereto;

  •
  combined financial statements of the Alta Wind Portfolio for the period from January 1, 2014 through August 12, 2014; and

  •
  financial statements of the operating subsidiaries of Laredo Ridge Wind, LLC; Tapestry Wind, LLC; and WCEP Holdings, LLC for the period from January 1, 2014 to March 31, 2014.

        The pro forma income statement should also be read in conjunction with the following financial statements incorporated by reference in this prospectus:

  •
  our consolidated financial statements for the year ended December 31, 2013 and notes relating thereto;

  •
  combined financial statements of the Alta Wind Portfolio for the year ended December 31, 2013 and for the six months ended June 30, 2014 and the notes relating thereto; and

  •
  financial statements of the operating subsidiaries of Laredo Ridge Wind, LLC; Tapestry Wind, LLC; and WCEP Holdings, LLC for the period from January 1, 2014 to March 31, 2014 and the notes thereto.

        The historical consolidated income statement has been adjusted in the pro forma income statement to give effect to pro forma events that are (1) directly attributable to the Alta Wind Portfolio and the EME-NYLD-Eligible Assets transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The pro forma income statement for the year ended

December 31, 2014 gives effect to the acquisitions and the stock split as if they occurred on January 1, 2014.

        As described in the accompanying notes, the pro forma income statement has been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. The acquisition of the EME-NYLD-Eligible Assets was accounted as a transfer of entities under common control and the purchase price was allocated to the carrying values of the assets acquired and liabilities assumed as of the date of the acquisition.

        The impact of the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma income statement and the combined company's future results of operations and financial position. The pro forma income statement has been presented for informational purposes only and is not necessarily indicative of what the combined company's results of operations would have been had the acquisitions of the EME-NYLD-Eligible Assets and the Alta Wind Portfolio been completed on the dates indicated. We could incur significant costs to integrate the businesses. The pro forma income statement does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma income statement does not purport to project the future results of operations of the combined company.

Unaudited Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2014

	NRG Yield, Inc. As Recast		Alta Wind Portfolio Pre- Acquisition(a)	Pro Forma Adjustments Alta Wind Portfolio		EME-NYLD- Eligible Assets Pre- Acquisition(b)	Pro Forma Adjustments EME-NYLD- Eligible Assets		Pro Forma Combined
	(in millions)
Operating revenues
Total operating revenues	$689		$158	$(26	)(c)	$32	$(5	)(c)(h)	$848
Operating Costs and Expenses
Cost of operations	239		36	—		9	—		284
Depreciation and amortization	166		35	1	(d)	14	(4	)(d)	212
General and administrative- affiliate	8		3	—		—	—		11
Acquisition-related transaction and integration costs	4		—	—		—	—		4

Total operating costs and expenses	417		74	1		23	(4)		511
Operating Income	272		84	(27)		9	(1)		337
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27		—	—		—	—		27
Other income, net	3		—	—		—	—		3
Interest expense	(186)		(77)	(16	)(e)	(10)	(5	)(i)	(294)

Total other expense	(156)		(77)	(16)		(10)	(5)		(264)

Net Income Before Taxes	116		7	(43)		(1)	(6)		73
Income tax expense (benefit)	4			(6	)(f)	—	4	(j)	2

Net Income	112		7	(37)		(1)	(10)		71

Less: Pre-acquisition net income of Drop Down Assets	48		—	—		—	(31	)(k)	17

Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	64		7	(37)		(1)	21		54

Less: Income attributable to NRG	48		—	(20	)(g)	—	13	(l)	41

Net Income Attributable to NRG Yield, Inc.	16		7	(17)		(1)	8		13

Earnings per share attributable to Class A common stockholders:
Basic and diluted weighted average number of Class A common shares outstanding	28	(n)					4	(m)	32	(n)
Basic and diluted earnings per Class A common share	$0.30	(n)							$0.21	(n)

Earnings per share attributable to Class C common stockholders:
Basic and diluted weighted average number of Class C common shares outstanding	28	(n)					4	(m)	32	(n)
Basic and diluted earnings per Class C common share	$0.30	(n)							$0.21	(n)

Notes to the Unaudited Pro Forma Condensed Combined Income Statement

(a)
Represents Alta Wind Portfolio's operating results for the period from January 1, 2014 through August 12, 2014, the date of the acquisition.

(b)
Represents the results of the EME-NYLD-Eligible Assets for the period from January 1, 2014 through March 31, 2014, prior to the acquisition of the EME-NYLD-Eligible Assets by NRG.

(c)
Represents additional amortization expense resulting from the intangible asset value associated with the acquired power purchase agreements, or PPAs. The terms of the PPAs range from 21 to 27 years.

(d)
Represents the change in depreciation expense resulting from recording the property, plant and equipment at acquisition date fair value. The remaining useful lives of the property, plant and equipment range from 2 to 27 years.

(e)
Reflects the estimated increase in interest expense pertaining to $500 million of senior notes that we issued on August 5, 2014 at an interest rate of 5.375%. The increase represents the interest that would have been incurred from January 1, 2014 through August 4, 2014.

(f)
Represents the tax impact of the pro forma adjustments for the acquisition of the Alta Wind Portfolio.

(g)
Represents the adjustment to record noncontrolling interest associated with the impact of the acquisition of the Alta Wind Portfolio.

(h)
Reflects an adjustment to conform Edison Mission Energy's ("EME") policy for recording the receipt of cash grants as deferred revenue to the Company's policy of reducing the value of the related property, plant and equipment. EME had recorded revenue related to these cash grants of $2 million for the pre-acquisition period from January 1, 2014 through March 31, 2014.

(i)
Represents the estimated increase in interest expense associated with borrowings by us in connection with the acquisition of the EME-NYLD-Eligible Assets. We borrowed $210 million on our line of credit at a rate of L+2.25%.

(j)
Represents the tax impact of the pro forma adjustments for the EME-NYLD-Eligible Assets.

(k)
Represents the effect of presenting the EME-NYLD-Eligible Assets as if they were acquired on January 1, 2014.

(l)
Represents the adjustment to record noncontrolling interest associated with the impact of the EME-NYLD-Eligible Assets.

(m)
Represents the issuance of Class A common stock to fund the acquisition of the Alta Wind Portfolio.

(n)
Represents the impact of the stock split, in connection with which each outstanding share of Class A common stock was split into one share of Class A common stock and one share of Class C common stock.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

        The SEC allows the "incorporation by reference" of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be "furnished" or not deemed to be "filed") are incorporated by reference herein:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015.

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on March 26, 2015.

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015.

  •
  Our Current Reports on Form 8-K filed on August 18, 2014 as amended by Amendment No. 1 to Form 8-K filed on October 14, 2014, January 6, 2015 as amended by Amendment No. 1 to Form 8-K filed on January 16, 2015, February 27, 2015 (in connection with entry into a supplemental indenture), March 9, 2015, March 12, 2015, April 15, 2015, April 16, 2015, May 5, 2015, May 8, 2015 (in connection with entry into a supplemental indenture), May 15, 2015, May 22, 2015, June 9, 2015 and June 18, 2015.

  •
  The description of our Class A common stock and our Class C common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on May 8, 2015, to register such securities under the Exchange Act including any amendment or report filed for the purpose of updating such description.

        If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

NRG Yield, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy any materials we file at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings will also be available to you on the SEC's website at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our Class A common stock and our Class C common stock are listed.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

24,520,000 Shares

NRG Yield, Inc.

Class C Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

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